Filed pursuant to Rule 424(b)(3)
Registration No. 333-196112

SHORT FORM BASE SHELF PROSPECTUS

New Issue

INTELLIPHARMACEUTICS INTERNATIONAL INC.

U.S.$100,000,000

Common Shares
Preference Shares
Warrants
Subscription Receipts
Units
___________

Intellipharmaceutics International Inc. (the “Company”, “Intellipharmaceutics”, “we”, “us” or “our” ) may offer and issue from time to time common shares of the Company (“common shares”), preference shares of the Company (“preference shares”), warrants to purchase common shares or preference shares (“warrants”), subscription receipts (“subscription receipts”) and/or units comprised of one or more of the foregoing (“units” and together with the common shares, preference shares, warrants and subscription receipts, the “securities”) or any combination thereof for up to an aggregate initial offering price of U.S.$100,000,000 (or the equivalent thereof in other currencies) during the period that the registration statement of which this short form base shelf prospectus (the “prospectus”), including any amendments hereto, forms a part remains effective.  Any offerings of the Company’s securities in Canada pursuant to this prospectus and any related filings with the securities commissions or other securities regulatory bodies in Canada shall be made only during the 25-month period commencing on the date hereof. Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying prospectus supplement (a “prospectus supplement”).

The specific terms of the securities with respect to a particular offering will be set out in the applicable prospectus supplement and may include, where applicable (i) in the case of common shares, the number of common shares offered, the offering price, whether the common shares are being offered for cash, and any other terms specific to the common shares being offered, (ii) in the case of preference shares, the number of preference shares offered, the designation of a particular class or series, if applicable, the offering price, whether the preference shares are being offered for cash, the dividend rate, if any, any terms for redemption or retraction, any conversion rights, and any other terms specific to the preference shares being offered, (iii) in the case of warrants, the offering price, whether the warrants are being offered for cash, the designation, the number and the terms of the common shares or preference shares purchasable upon exercise of the warrants, any procedures that will result in the adjustment of these numbers, the exercise price, the dates and periods of exercise and any other terms specific to the warrants being offered, (iv) in the case of subscription receipts, the number of subscription receipts being offered, the offering price, whether the subscription receipts are being offered for cash, the procedures for the exchange of the subscription receipts for common shares, preference shares or warrants, as the case may be, and any other terms specific to the subscription receipts being offered and (v) in the case of units, the number of units offered, the offering price, and any other terms specific to the units being offered.  Where required by statute, regulation or policy, and where securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to the securities will be included in the prospectus supplement describing the securities.

All shelf information permitted under applicable law to be omitted from this prospectus will be contained in one or more prospectus supplements that will be delivered to purchasers together with this prospectus. Each prospectus supplement will be incorporated by reference into this prospectus for the purposes of securities legislation as of the date of the prospectus supplement and only for the purposes of the distribution of the securities to which the prospectus supplement pertains.

This prospectus constitutes a public offering of the securities only in those jurisdictions where they may be lawfully offered for sale and only by persons permitted to sell the securities in those jurisdictions. The Company may offer and sell securities to, or through, underwriters or dealers and also may offer and sell certain securities directly to other purchasers or through agents pursuant to exemptions from registration or qualification under applicable securities laws. A prospectus supplement relating to each issue of securities offered thereby will set forth the names of any underwriters, dealers, or agents involved in the offering and sale of the securities and will set forth the terms of the offering of the securities, the method of distribution of the securities including, to the extent applicable, the proceeds to the Company and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the plan of distribution.

On June 3, 2014, the closing sale price of the common shares as reported by the TSX and NASDAQ was Cdn$4.03 and $3.72, respectively.

The Company’s registered office and head office is located at 30 Worcester Road, Toronto, Ontario, Canada, M9W 5X2.

We are a foreign private issuer under United States (“U.S.”) securities laws.  The financial statements incorporated herein by reference have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).  The offering price of the securities being distributed under this prospectus will be stated in U.S. dollars.

Purchasers of any securities should be aware that the acquisition of the securities may have tax consequences both in the United States and in Canada. Such consequences for purchasers who are resident in, or citizens of, the United States or who are resident in Canada may not be described fully herein or in any applicable prospectus supplement. Purchasers of the securities should read any applicable tax discussion contained in the applicable prospectus supplement with respect to a particular offering of securities.

The enforcement by investors of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that the Company is incorporated under the laws of Canada, that all of its officers and directors are residents of Canada, that some or all of the  experts named in the registration statement are residents of a foreign country, and that a substantial portion of the assets of the Company and said persons are located outside the United States.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION OR CANADIAN SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No underwriter has been involved in the preparation of this prospectus nor has any underwriter performed any review of the contents of this prospectus.

Investing in the securities involves certain risks.  See “Risk Factors” beginning on page 4 of this prospectus.  Prospective purchasers of the securities should carefully consider all the information in this prospectus and in the documents incorporated by reference in this prospectus.

The date of this prospectus is June 4, 2014

You should rely only on the information contained in or incorporated by reference into this prospectus or any prospectus supplement.  References to this “prospectus” include documents incorporated by reference therein.  See “Documents Incorporated by Reference” at page 3 of this prospectus.  The information in or incorporated by reference into this prospectus is current only as of its date.  We have not authorized anyone to provide you with information that is different.  This document may only be used where it is legal to offer these securities.

Any reference in this prospectus or any prospectus supplement to our “products” includes a reference to our product candidates and future products we may develop.

In this prospectus, any prospectus supplement, and/or the documents incorporated by reference herein or therein, we refer to information regarding potential markets for our products, product candidates and other industry data. We believe that all such information has been obtained from reliable sources that are customarily relied upon by companies in our industry. However, we have not independently verified any such information.

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TRADEMARKS

Intellipharmaceutics™, Hypermatrix™, Drug Delivery Engine™, IntelliFoam™, IntelliGITransporter™, IntelliMatrix™, IntelliOsmotics™, IntelliPaste™, IntelliPellets™, IntelliShuttle™, Rexista™, nPODDDS™ and Regabatin™ are our trademarks. These trademarks are important to our business. Although we may have omitted the “TM” trademark designation for such trademarks in this prospectus or in any prospectus supplement, all rights to such trademarks are nevertheless reserved. Unless otherwise noted, other trademarks used in this prospectus are the property of their respective holders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

Certain statements included and incorporated by reference in this prospectus constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and/or “forward-looking information” under the Securities Act (Ontario). These statements include, without limitation, statements expressed or implied regarding our plans, goals and milestones, status of developments or expenditures relating to our business, plans to fund our current activities, statements concerning our partnering activities, health regulatory submissions, strategy, future operations, future financial position, future sales, revenues and profitability, projected costs, and market penetration. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “intends,” “could,” or the negative of such terms or other comparable terminology. We made a number of assumptions in the preparation of our forward-looking statements. You should not place undue reliance on our forward-looking statements, which are subject to a multitude of known and unknown risks and uncertainties that could cause actual results, future circumstances or events to differ materially from those stated in or implied by the forward-looking statements.

Risks, uncertainties and other factors that could affect our actual results include, but are not limited to, the effects of general economic conditions, securing and maintaining corporate alliances, our estimates regarding our capital requirements, and the effect of capital market conditions and other factors, including the current status of our product development programs, on capital availability, the potential dilutive effects of any future financing, our programs regarding research, development and commercialization of our product candidates, the timing of such programs, the timing, costs and uncertainties regarding obtaining regulatory approvals to market our product candidates, and the timing and amount of any available investment tax credits. Other factors that could cause actual results to differ materially include but are not limited to:

•	the actual or perceived benefits to users of our drug delivery technologies, products and product candidates as compared to others;
•	our ability to establish and maintain valid and enforceable intellectual property rights in our drug delivery technologies, products and product candidates;
•	the scope of protection provided by intellectual property for our drug delivery technologies, products and product candidates;
•	the actual size of the potential markets for any of our products and product candidates compared to our market estimates;
•	our selection and licensing of products and product candidates;
•
our ability to attract distributors and collaborators with the ability to fund patent litigation and with acceptable development, regulatory and commercialization expertise and the benefits to be derived from such collaborative efforts;

•
sources of revenues and anticipated revenues, including contributions from distributors and collaborators, product sales, license agreements and other collaborative efforts for the development and commercialization of product candidates;

•	our ability to create an effective direct sales and marketing infrastructure for products we elect to market and sell directly;
•	the rate and degree of market acceptance of our products;
•	the difficulty of predicting the impact of competitive products and pricing and the timing and success of product launches;
•	the timing and amount of insurance reimbursement for our products;
•	changes in the laws and regulations, including Medicare and Medicaid, affecting among other things, pricing and reimbursement of pharmaceutical products;
•	the success and pricing of other competing therapies that may become available;
•	our ability to retain and hire qualified employees;
•	the availability and pricing of third-party sourced products and materials;
•	difficulties or delays in manufacturing;
•	the manufacturing capacity of third-party manufacturers that we may use for our products; and
•
the successful compliance with United States Food and Drug Administration, or FDA, and other governmental regulations applicable to us and our third-party manufacturers’ facilities, products and/or businesses.

Additional risks and uncertainties relating to us and our business can be found in the “Risk Factors” section of this prospectus, as well as in our other public filings incorporated by reference herein. The forward-looking statements reflect our current views with respect to future events, and are based on what we believe are reasonable assumptions as of the date hereof, and we disclaim any intention and have no obligation or responsibility, except as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AVAILABLE INFORMATION

We file reports and other information with the securities commissions and similar regulatory authorities in each of the provinces and territories of Canada.  These reports and information are available to the public free of charge on SEDAR at www.sedar.com.

We have filed with the SEC a registration statement on Form F-3 to register an indeterminable number of common shares, preference shares, warrants and subscription receipts as may from time to time be offered for sale by us, either individually or in units, at indeterminate prices (up to an aggregate maximum offering price for all such securities of U.S.$100,000,000.  The information contained in this prospectus is not complete and may be changed. This prospectus provides you with some of the general terms that may apply to an offering of our securities. Each time we sell securities under this shelf registration we will provide a prospectus supplement that will contain specific information about the terms of that specific offering, including the number and price per security (or exercise price) of the securities to be offered and sold in that offering and the specific manner in which such securities may be offered. A prospectus supplement may also add to, update or change any of the information contained in this prospectus. If there is an inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in the prospectus supplement. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC.  Statements included in this prospectus or incorporated herein by reference about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance investors should refer to the exhibits for a more complete description of the matter involved.  Each such statement is qualified in its entirety by such reference.  Copies of the documents incorporated herein by reference may be obtained on request, orally or in writing, without charge, from Shameze Rampertab, our Chief Financial Officer, at 30 Worcester Road, Toronto, Ontario  M9W 5X2, (416) 798-3001.

We are subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended, or the U.S. Exchange Act, relating to foreign private issuers and applicable Canadian securities legislation and, in accordance therewith, file reports and other information with the SEC and with the securities regulatory authorities in Canada. As a foreign private issuer, we are exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, we are not required to publish financial statements as promptly as U.S. companies.

Investors may read any document that we have filed with the SEC at the SEC’s public reference room in Washington, D.C. Investors may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. Investors should call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference rooms. Investors may read and download some of the documents we have filed with the SEC’s Electronic Data Gathering and Retrieval system at www.sec.gov.

Readers should rely only on information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide the reader with different information. We are not making an offer of any securities in any jurisdiction where the offer is not permitted. Readers should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus, unless otherwise noted herein or as required by law. It should be assumed that the information appearing in this prospectus and the documents incorporated herein by reference are accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

FINANCIAL INFORMATION

The financial statements of the Company incorporated herein by reference and in any prospectus supplement are reported in United States dollars and have been prepared in accordance with U.S. GAAP. References to “$” or “dollars” are to U.S. dollars, unless otherwise indicated.

EXCHANGE RATE INFORMATION

The following table sets out the high and low rates of exchange for one U.S. dollar expressed in Canadian dollars in effect at the end of each of the following periods; the average rate of exchange for those periods; and the rate of exchange in effect at the end of each of those periods, each based on the noon spot rate published by the Bank of Canada.

	Three months ended March 31, 2014	Years ended December 31,
		2013	2012	2011

High	Cdn$1.1251	Cdn$1.0697	Cdn$1.0418	Cdn$1.0604
Low	Cdn$1.0614	Cdn$0.9839	Cdn$0.9710	Cdn$0.9449
Average for the Period	Cdn$1.1033	Cdn$1.0299	Cdn$0.9996	Cdn$0.9891
End of Period	Cdn$1.1053	Cdn$1.0636	Cdn$0.9949	Cdn$1.0170

On June 3, 2014, the noon spot rate for Canadian dollars in terms of the United States dollar, as reported by the Bank of Canada, was U.S.$1.00=Cdn$1.0910 or Cdn$1.00=U.S.$0.9166.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this prospectus from documents filed with securities commissions or similar authorities in each of the provinces and territories of Canada and filed with, or furnished to, the SEC.  Copies of the documents incorporated herein by reference may be obtained on request without charge from our Chief Financial Officer at 30 Worcester Road, Toronto, Ontario, Canada, M9W 5X2, telephone (416) 798-3001.  These documents are also available through the Internet on SEDAR, which can be accessed online at www.sedar.com, and on the SEC’s Electronic Data Gathering and Retrieval System at www.sec.gov. The following documents filed or furnished by us with the various securities commissions or similar authorities in the provinces and territories of Canada and the SEC, as applicable, are specifically incorporated by reference into and form an integral part of this prospectus:

a)
our annual report on Form 20-F for the fiscal year ended November 30, 2013, which was filed with the SEC on February 18, 2014,  including our audited consolidated balance sheets as at November 30, 2013 and November 30, 2012, and the consolidated statements of operations and comprehensive loss, shareholders’ equity (deficiency), and cash flows for each of the years in the three-year period ended November 30, 2013, as amended by our Form 20-F/A (Amendment No. 1) which was filed with the SEC on April 14, 2014;

b)
our condensed unaudited interim consolidated financial statements and notes to the condensed unaudited interim consolidated financial statements for the three months ended February 28, 2014, which were included as Exhibit 99.2 to the Report on Form 6-K furnished to the SEC on April 14, 2014, together with the Management Discussion and Analysis of Financial Condition and Results of Operations for the three months ended February 28,2014, which was included as Exhibit 99.1 to the Report on Form 6-K furnished to the SEC on April 14, 2014;

c)
our management proxy circular dated February 10, 2014 for the annual meeting of shareholders held on March 27, 2014, which was included as part of Exhibit 99.2 to our report on Form 6-K furnished to the SEC on February 26, 2014; and

d)	our reports on Form 6-K furnished to the SEC on February 26, 2014, March 19, 2014, and March 31, 2014.

In addition, this prospectus shall also be deemed to incorporate by reference all subsequent annual reports filed on Form 20-F, Form 40-F or Form 10-K, and all subsequent filings on Forms 10-Q and 8-K filed by us pursuant to the U.S. Exchange Act after the effective time of the registration statement of which this prospectus forms a part and prior to the termination of the offering made by this prospectus.  We may incorporate by reference into this prospectus any Form 6-K that is submitted to the SEC after the effective time of the registration statement of which this prospectus forms a part and before the date of termination of this offering.  Any such Form 6-K that we intend to so incorporate shall state in such form that it is being incorporated by reference into the registration statement of which this prospectus forms a part.  The documents incorporated or deemed to be incorporated herein by reference contain meaningful and material information relating to us and the readers should review all information contained in this prospectus and the documents incorporated or deemed to be incorporated herein by reference.

Upon a new annual information form or annual report on Form 20-F and related annual consolidated financial statements being filed by us with the applicable securities regulatory authorities during the duration that this prospectus is effective, the previous annual information form or annual report on Form 20-F, the previous annual consolidated financial statements and all interim consolidated financial statements, and in each case the accompanying management’s discussion and analysis, information circulars (to the extent the disclosure is inconsistent) and material change reports filed prior to the commencement of the financial year of the Company in which the new annual information form or annual report on Form 20-F is filed shall be deemed no longer to be incorporated into this prospectus for purposes of future offers and sales of securities under this prospectus.  Upon interim consolidated financial statements and the accompanying management’s discussion and analysis being filed by us with the applicable securities regulatory authorities during the duration that this prospectus is effective, all interim consolidated financial statements and the accompanying management’s discussion and analysis filed prior to the new interim consolidated financial statements shall be deemed no longer to be incorporated into this prospectus for purposes of future offers and sales of securities under this prospectus.

A prospectus supplement containing the specific terms of an offering of securities and other information relating to the securities will be delivered to prospective purchasers of such securities together with this prospectus and will be deemed to be incorporated into this prospectus as of the date of such prospectus supplement only for the purpose of the offering of the securities covered by that prospectus supplement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not constitute a part of this prospectus, except as so modified or superseded.  The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes.  The making of such a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

RISK FACTORS

Prospective purchasers of securities should carefully consider the risk factors contained in and incorporated by reference in this prospectus (including subsequently filed documents incorporated by reference) and those described in a prospectus supplement relating to a specific offering of securities.  Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

Prospects for companies in the pharmaceutical industry generally may be regarded as uncertain given the research and development nature of the industry and uncertainty regarding the prospects of successfully commercializing product candidates and, accordingly, investments in companies such as ours should be regarded as very speculative.  An investor should carefully consider the risks and uncertainties described below, as well as other information contained or incorporated by reference in this prospectus or in any applicable prospectus supplement.  The list of risks and uncertainties described below is not an exhaustive list. Additional risks and uncertainties not presently known to us or that we believe to be immaterial may also adversely affect our business. If any one or more of the following risks, or those contained in any document incorporated by reference in this prospectus or in any applicable prospectus supplement, occur, our business, financial condition and results of operations could be seriously harmed.  Further, if we fail to meet the expectations of the public market in any given period, the market price of our common shares could decline.  If any of the following risks actually occurs, our business, operating results, or financial condition could be materially adversely affected.

Our activities entail significant risks. In addition to the usual risks associated with a business, the following is a general description of certain significant risk factors which may be applicable to us.

Risks related to our Company

Our business is capital intensive and requires significant investment to conduct research and development, clinical and regulatory activities necessary to bring our products to market, which capital may not be available in amounts or on terms acceptable to us, if at all.

Our business requires substantial capital investment in order to conduct the research and development, clinical and regulatory activities necessary to bring our products to market and to establish commercial manufacturing, marketing and sales capabilities. As of November 30, 2013, we had a cash balance of $0.8 million. As of June 3, 2014, our cash balance was $7.2 million, which we currently expect will fund our current operations through January 2015.  We may need additional capital to fund our current operations commencing in January 2015, and to fund any significant expansion of our operations. Although there can be no assurances, such financing may come from revenues from proceeds of our at-the-market offering program (see “Prior Sales” beginning on page 27) and from sales of our dexmethylphenidate hydrochloride extended-release products.  Other potential sources of capital may include the collection of anticipated revenues resulting from future commercialization activities, development agreements or marketing license agreements, cost savings associated with managing operating expense levels, equity and/or debt financings, and/or new strategic partnership agreements funding some or all costs of development, although there can be no assurance that we will be able to obtain any such capital on terms or in amounts sufficient to meet our needs or at all.  The availability of equity or debt financing will be affected by, among other things, the results of our research and development, our ability to obtain regulatory approvals, the market acceptance of our products, the state of the capital markets generally, strategic alliance agreements, and other relevant commercial considerations.  In addition, if we raise additional funds by issuing equity securities, our then existing security holders will likely experience dilution, and the incurring of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations.  Our cash outflows are expected to consist primarily of internal and external research and development expenditures to advance our product pipeline in addition to general and administrative expenditures to support our corporate infrastructure.  In the event that we do not obtain additional capital, there may be substantial doubt about our ability to continue as a going concern and realize our assets and pay our liabilities as they become due.  Depending upon the results of our research and development programs and the availability of financial resources, we could decide to accelerate, terminate, reduce certain projects, or commence new ones.  Any failure on our part to raise additional funds on terms favorable to us or at all, may require us to significantly change or curtail our current or planned operations in order to conserve cash until such time, if ever, that sufficient proceeds from operations are generated, and could result in our not taking advantage of business opportunities, in the termination or delay of clinical trials for one or more of our product candidates, in curtailment of our product development programs designed to identify new product candidates, in the sale or assignment of rights to our technologies, products or product candidates, and/or our inability to file abbreviated new drug applications, or ANDAs, or new drug applications, or NDAs, at all or in time to competitively market our products or product candidates.

Delays, suspensions and terminations in our preclinical studies and clinical trials could result in increased costs to us and delay our ability to generate product revenues.

The commencement of clinical trials can be delayed for a variety of reasons, including delays in:

•	demonstrating sufficient safety and efficacy to obtain regulatory approval to commence a clinical trial;

•	reaching agreement on acceptable terms with prospective contract research organizations and clinical trial sites;

•	manufacturing sufficient quantities of a drug candidate;

•	obtaining institutional review board approval to conduct a clinical trial at a prospective clinical trial site;

•	patient enrollment; and

•	for controlled substances, obtaining specific permission to conduct a study, and obtaining import and export permits to ship study samples.

Once a clinical trial has begun, it may be delayed, suspended or terminated due to a number of factors, including:

•	the number of patients that participate in the trial;

•	the length of time required to enroll suitable subjects;

•	the duration of patient follow-up;

•	the number of clinical sites included in the trial;

•	changes in regulatory requirements or regulatory delays or clinical holds requiring suspension or termination of the trials;

•	delays, suspensions or termination of clinical trials due to the institutional review board overseeing the study at a particular site;

•	failure to conduct clinical trials in accordance with regulatory requirements;

•	unforeseen safety issues, including serious adverse events or side effects experienced by participants; and

•	inability to manufacture, through third party manufacturers, adequate supplies of the product candidate being tested.

Based on results at any stage of product development, we may decide to repeat or redesign preclinical studies or clinical trials, conduct entirely new studies or discontinue development of products for one or all indications.  In addition, our product candidates may not demonstrate sufficient safety and efficacy in pending or any future preclinical testing or clinical trials to obtain the requisite regulatory approvals.  Even if such approvals are obtained for our products, they may not be accepted in the market as a viable alternative to other products already approved or pending approvals.

If we experience delays, suspensions or terminations in a preclinical study or clinical trial, the commercial prospects for our products will be harmed, and our ability to generate product revenues will be delayed or we may never be able to generate such revenues.

We have a history of operating losses, which may continue in the foreseeable future.

We have incurred net losses from inception through February 28, 2014 and had an accumulated deficit of $39.4 million as of such date and have incurred additional losses since such date.  As we engage in the development of products in our pipeline, we will continue to incur further losses.  There can be no assurance that we will ever be able to achieve or sustain profitability or positive cash flow.  Our ultimate success will depend on whether our product candidates receive the approval of the FDA or other applicable regulatory agencies and whether we are able to successfully market approved products.  We cannot be certain that we will be able to receive FDA approval for any of our current or future product candidates, or that we will reach the level of sales and revenues necessary to achieve and sustain profitability.

Loss of key scientists and failure to attract qualified personnel could limit our growth and negatively impact our operations.

We are dependent upon the scientific expertise of Dr. Isa Odidi, our Chairman and Chief Executive Officer, and Dr. Amina Odidi, our President and Chief Operating Officer.  Although we employ other qualified scientists, Drs. Isa and Amina Odidi are our only employees with the knowledge and experience necessary for us to continue development of controlled-release products.  We do not maintain key-person life insurance on any of our officers or employees.  Although we have employment agreements with key members of our management team, each of our employees may terminate his or her employment at any time.  The success of our business depends, in large part, on our continued ability to attract and retain highly qualified management, scientific, manufacturing and sales and marketing personnel, on our ability to successfully integrate many new employees, and on our ability to develop and maintain important relationships with leading research and medical institutions and key distributors.  If we lose the services of our executive officers or other qualified personnel or are unable to attract and retain qualified individuals to fill these roles or develop key relationships, our business, financial condition and results of operations could be materially adversely affected.

Our intellectual property may not provide meaningful protection for our products and product candidates.

We hold certain U.S., Canadian and foreign patents and have pending applications for additional patents outstanding.  We intend to continue to seek patent protection for, or maintain as trade secrets, all of our commercially promising drug delivery platforms and technologies.  Our success depends, in part, on our and our collaborative partners’ ability to obtain and maintain patent protection for products and product candidates, maintain trade secret protection and operate without infringing the proprietary rights of third parties.  Without patent and other similar protection, other companies could offer substantially identical products without incurring sizeable development costs, which could diminish our ability to recover expenses of and realize profits on our developed products.  If our pending patent applications are not approved, or if we are unable to obtain patents for additional developed technologies, the future protection for our technologies will remain uncertain.  Furthermore, third parties may independently develop similar or alternative technologies, duplicate some or all of our technologies, design around our patented technologies or challenge our issued patents.  Such third parties may have filed patent applications, or hold issued patents, relating to products or processes competitive with those we are developing or otherwise restricting our ability to do business in a particular area.  If we are unable to obtain patents or otherwise protect our trade secrets or other intellectual property and operate without infringing on the proprietary rights of others, our business, financial condition and results of operations could be materially adversely affected.

We may be subject to intellectual property claims that could be costly and could disrupt our business.

Third parties may claim we have infringed their patents, trademarks, copyrights or other rights.  We may be unsuccessful in defending against such claims, which could result in the inability to protect our intellectual property rights or liability in the form of substantial damages, fines or other penalties such as injunctions precluding our manufacture, importation or sales of products.  The resolution of a claim could also require us to change how we do business or enter into burdensome royalty or license agreements.  Insurance coverage may be denied or may not be adequate to cover every claim that third parties could assert against us.  Even unsuccessful claims could result in significant legal fees and other expenses, diversion of management’s time and disruptions in our business.  Any of these claims could also harm our reputation.

We rely on maintaining as trade secrets our competitively sensitive know-how and other information.  Intentional or unintentional disclosure of this information could impair our competitive position.

As to many technical aspects of our business, we have concluded that competitively sensitive information is either not patentable or that for competitive reasons it is not commercially advantageous to seek patent protection.  In these circumstances, we seek to protect this know-how and other proprietary information by maintaining it in confidence as a trade secret.  To maintain the confidentiality of our trade secrets, we generally enter into agreements that contain confidentiality provisions with our employees, consultants, collaborators, contract manufacturers and advisors upon commencement of their relationships with us.  These provisions generally require that all confidential information developed by the individual or made known to the individual by us during the course of the individual’s relationship with us be kept confidential and not disclosed to third parties.  We may not have these arrangements in place in all circumstances, and the confidentiality provisions in our favor may be breached.  We may not become aware of, or have adequate remedies in the event of, any such breach.  In addition, in some situations, the confidentiality provisions in our favor may conflict with, or be subject to, the rights of third parties with whom our employees, consultants, collaborators, contract manufacturers or advisors have previous employment or consulting relationships.  To the extent that our employees, consultants, collaborators, contract manufacturers or advisors use trade secrets or know-how owned by others in their work for us, disputes may arise as to the ownership of relative inventions.  Also, others may independently develop substantially equivalent trade secrets, processes and know-how, and competitors may be able to use this information to develop products that compete with our products, which could adversely impact our business.  The disclosure of our trade secrets could impair our competitive position.  Adequate remedies may not exist in the event of unauthorized use or disclosure of our confidential information.

Approvals for our product candidates may be delayed or become more difficult to obtain if the FDA institutes changes to its approval requirements.

The FDA may institute changes to its ANDA approval requirements, which may make it more difficult or expensive for us to obtain approval for our new generic products. For instance, in July 2012, the Generic Drug Fee User Amendments of 2012, or GDUFA, were enacted into law. The GDUFA legislation implemented substantial fees for new ANDAs, Drug Master Files, product and establishment fees and a one-time fee for back-logged ANDAs pending approval as of October 1, 2012. Under GDUFA, generic product companies face significant penalties for failure to pay the new user fees, including rendering an ANDA not “substantially complete” until the fee is paid. It is currently uncertain the effect the new fees will have on our ANDA process and business. However, any failure by us or our suppliers to pay the fees or to comply with the other provisions of GDUFA may adversely impact or delay our ability to file ANDAs, obtain approvals for new generic products, generate revenues and thus may have a material adverse effect on our business, results of operations and financial condition.

We operate in a highly litigious environment.

From time to time, we are subject to legal proceedings.  As of the date of this prospectus, we are not aware of any pending or threatened litigation claims against us.  Litigation to which we are, or may be, subject could relate to, among other things, our patent and other intellectual property rights, or such rights of others, business or licensing arrangements with other persons, product liability or financing activities.  Such litigation could include an injunction against the manufacture or sale of one or more of our products or potential products or a significant monetary judgment, including a possible punitive damages award, or a judgment that certain of our patent or other intellectual property rights are invalid or unenforceable or infringe the intellectual property rights of others.  If such litigation is commenced, our business, results of operations, financial condition and cash flows could be materially adversely affected.

 There has been substantial litigation in the pharmaceutical industry concerning the manufacture, use and sale of new products that are the subject of conflicting patent rights.  When we file an ANDA for a bioequivalent version of a drug, we may, in some circumstances, be required to certify to the FDA that any patent which has been listed with the FDA as covering the branded product has expired, the date any such patent will expire, or that any such patent is invalid or will not be infringed by the manufacture, sale or use of the new drug for which the application is submitted.  Approval of an ANDA is not effective until each listed patent expires, unless the applicant certifies that the patents at issue are not infringed or are invalid and so notifies the patent holder and the holder of the branded product.  A patent holder may challenge a notice of non-infringement or invalidity by suing for patent infringement within 45 days of receiving notice.  Such a challenge prevents FDA approval for a period which ends 30 months after the receipt of notice, or sooner if an appropriate court rules that the patent is invalid or not infringed.  From time to time, in the ordinary course of business, we face and have faced such challenges and may continue to do so in the future.

Brand-name pharmaceutical manufacturers routinely bring patent infringement litigation against ANDA applicants seeking FDA approval to manufacture and market generic forms of their branded products. We are routinely subject to patent litigation that can delay or prevent our commercialization of products, force us to incur substantial expense to defend, and expose us to substantial liability.

We cannot ensure the availability of raw materials.

Certain raw materials necessary for the development and subsequent commercial manufacture of our product candidates may be proprietary products of other companies.  While we attempt to manage the risk associated with such proprietary raw materials, if our efforts fail, or if there is a material shortage, contamination, and/or recall of such materials, the resulting scarcity could adversely affect our ability to develop or manufacture our product candidates.  In addition, many third party suppliers are subject to governmental regulation and, accordingly, we are dependent on the regulatory compliance of, as well as on the strength, enforceability and terms of our various contracts with, these third party suppliers.

Further, the FDA requires identification of raw material suppliers in applications for approval of drug products.  If raw materials are unavailable from a specified supplier, the supplier does not give us access to its technical information for our application or the supplier is not in compliance with FDA or other applicable requirements, FDA approval of the supplier could delay the manufacture of the drug involved.  Any inability to obtain raw materials on a timely basis, or any significant price increases which cannot be passed on to customers, could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Our product candidates may not be successfully developed or commercialized.

Successful development of our product candidates is highly uncertain and is dependent on numerous factors, many of which are beyond our control.  Products that appear promising in research or early phases of development may fail to reach later stages of development or the market for several reasons including:

•	for ANDA candidates, bioequivalence studies results may not meet regulatory requirements or guidelines for the demonstration of bioequivalence;

•	for NDA candidates, a product may not demonstrate acceptable large-scale clinical trial results, even though it demonstrated positive preclinical or initial clinical trial results;

•	for NDA candidates, a product may not be effective in treating a specified condition or illness;

•	a product may have harmful side effects on humans;

•	products may fail to receive the necessary regulatory approvals from the FDA or other regulatory bodies, or there may be delays in receiving such approvals;

•	difficulties may be encountered in formulating products, scaling up manufacturing processes or in getting approval for manufacturing;

•	manufacturing costs, pricing or reimbursement issues, other competitive therapeutics, or other commercial factors may make the product uneconomical; and

•	the proprietary rights of others, and their competing products and technologies, may prevent the product from being developed or commercialized.

Further, success in preclinical and early clinical trials does not ensure that large-scale clinical trials will be successful nor does success in preliminary studies for ANDA candidates ensure that bioequivalence studies will be successful.  Results are frequently susceptible to varying interpretations that may delay, limit or prevent regulatory approvals.  The length of time necessary to complete bioequivalence studies or clinical trials and to submit an application for marketing approval for a final decision by a regulatory authority varies significantly and may be difficult to predict.  As a result, there can be no assurance that any of our product candidates currently in development will ever be successfully commercialized.

Near-term revenue depends significantly on the success of our first filed ANDA, or lead product, our once daily dexmethylphenidate hydrochloride extended-release generic.

We have invested significant time and effort in the development of our lead product, our once daily generic dexmethylphenidate hydrochloride extended-release capsules, which has only recently received final FDA approval for the 15 and 30 mg strengths.  Our 5, 10, 20 and 40 mg strengths were also tentatively FDA approved, subject to the right of another party or parties to 180 days of generic exclusivity from the date of first launch of such products by such parties. We believe that our development partner, Par Pharmaceutical, Inc., or Par, intends to launch these strengths immediately upon the expiry of those exclusivity periods but there can be no assurance as to when or if such launch will occur. There can be no assurance as to when or if final FDA approval will be received for the remaining product strengths we have applied for or that any of these strengths tentatively approved will ever be successfully commercialized.  We depend significantly on the actions of our development partner Par in the prosecution, regulatory approval and commercialization of our generic dexmethylphenidate hydrochloride extended-release products and on their timely payment to us of the contracted quarterly payments as they come due.  Our near term ability to generate significant revenue will depend upon successful commercialization of this product in the United States, where the branded Focalin XR® product is in the market. Although we have several other products in our pipeline, they are at earlier stages of development.

Our significant expenditures on research and development may not lead to successful product introductions.

We conduct research and development primarily to enable us to manufacture and market pharmaceuticals in accordance with FDA regulations.  Typically, research expenses related to the development of innovative compounds and the filing of NDAs are significantly greater than those expenses associated with ANDAs.  As we continue to develop new products, our research expenses will likely increase.  We are required to obtain FDA approval before marketing our drug products and the approval process is costly and time consuming.  Because of the inherent risk associated with research and development efforts in our industry, particularly with respect to new drugs, our research and development expenditures may not result in the successful introduction of FDA approved new pharmaceuticals.

We may not have the ability to develop or license, or otherwise acquire, and introduce new products on a timely basis.

Product development is inherently risky, especially for new drugs for which safety and efficacy have not been established and the market is not yet proven.  Likewise, product licensing involves inherent risks including uncertainties due to matters that may affect the achievement of milestones, as well as the possibility of contractual disagreements with regard to terms such as license scope or termination rights.  The development and commercialization process, particularly with regard to new drugs, also requires substantial time, effort and financial resources. The process of obtaining FDA or other regulatory approval to manufacture and market new and generic pharmaceutical products is rigorous, time consuming, costly and largely unpredictable.  We, or a partner, may not be successful in obtaining FDA or other required regulatory approval or in commercializing any of the product candidates that we are developing or licensing.

We may not achieve our projected development goals in the time frames we announce and expect.

We set goals regarding the expected timing of meeting certain corporate objectives, such as the commencement and completion of clinical trials, anticipated regulatory approval and product launch dates.  From time to time, we may make certain public statements regarding these goals.  The actual timing of these events can vary dramatically due to, among other things, insufficient funding, delays or failures in our clinical trials or bioequivalence studies, the uncertainties inherent in the regulatory approval process, such as requests for additional information, delays in achieving manufacturing or marketing arrangements necessary to commercialize our product candidates and failure by our collaborators, marketing and distribution partners, suppliers and other third parties to fulfill contractual obligations.  If we fail to achieve one or more of these planned goals, the price of our common shares could decline.

Our products may not achieve expected levels of market acceptance, thereby limiting our potential to generate revenue.

Even if we are able to obtain regulatory approvals for our product candidates, the success of any of our products will be dependent upon market acceptance.  Levels of market acceptance for any products marketed by us could be affected by several factors, including:

•	the availability of alternative products from competitors;

•	the prices of our products relative to those of our competitors;

•	the timing of our market entry;

•	the ability to market our products effectively at the retail level; and

•	the acceptance of our products by government and private formularies.

Some of these factors are not within our control, and our proposed products may not achieve levels of market acceptance anticipated by us.  Additionally, continuing and increasingly sophisticated studies of the proper utilization, safety and efficacy of pharmaceutical products are being conducted by the industry, government agencies and others which can call into question the utilization, safety and efficacy of our products and any product candidates we are currently developing or may develop in the future.  These studies could also impact a future product after it has been marketed.  In some cases, studies have resulted, and may in the future result, in the discontinuance of product marketing or requirement of other risk management programs such as the need for a patient registry.  The failure of our products and any of our product candidates, once approved, to achieve market acceptance would limit our ability to generate revenue and would adversely affect our results of operations.

The risks and uncertainties inherent in conducting clinical trials could delay or prevent the development and commercialization of our own branded products, which could have a material adverse effect on our results of operations, liquidity, financial condition, and growth prospects.

There are a number of risks and uncertainties associated with clinical trials, which may be exacerbated by our relatively limited experience in conducting and supervising clinical trials and preparing NDAs.  The results of initial clinical trials may not be indicative of results that would be obtained from large scale testing.  Clinical trials are often conducted with patients having advanced stages of disease and, as a result, during the course of treatment these patients can die or suffer adverse medical effects for reasons that may not be related to the pharmaceutical agents being tested, but which nevertheless affect the clinical trial results. In addition, side effects experienced by the patients may cause delay of approval of our product candidates or a limited application of an approved product. Moreover, our clinical trials may not demonstrate sufficient safety and efficacy to obtain FDA approval.

Failure can occur at any time during the clinical trial process and, in addition, the results from early clinical trials may not be predictive of results obtained in later and larger clinical trials, and product candidates in later clinical trials may fail to show the desired safety or efficacy despite having progressed successfully through earlier clinical testing.  A number of companies in the pharmaceutical industry have suffered significant setbacks in clinical trials, even in advanced clinical trials after showing positive results in earlier clinical trials.  In the future, the completion of clinical trials for our product candidates may be delayed or halted for many reasons, including those relating to the following:

•	delays in patient enrollment, and variability in the number and types of patients available for clinical trials;

•	regulators or institutional review boards may not allow us to commence or continue a clinical trial;

•	our inability, or the inability of our partners, to manufacture or obtain from third parties materials sufficient to complete our clinical trials;

•	delays or failures in reaching agreement on acceptable clinical trial contracts or clinical trial protocols with prospective clinical trial sites;

•	risks associated with trial design, which may result in a failure of the trial to show statistically significant results even if the product candidate is effective;

•	difficulty in maintaining contact with patients after treatment commences, resulting in incomplete data;

•	poor effectiveness of product candidates during clinical trials;

•	safety issues, including adverse events associated with product candidates;

•	the failure of patients to complete clinical trials due to adverse side effects, dissatisfaction with the product candidate, or other reasons;

•	governmental or regulatory delays or changes in regulatory requirements, policy and guidelines; and

•	varying interpretation of data by the FDA or other applicable foreign regulatory agencies.

In addition, our product candidates could be subject to competition for clinical study sites and patients from other therapies under development by other companies which may delay the enrollment in or initiation of our clinical trials.  Many of these companies have significantly more resources than we do.

The FDA or other foreign regulatory authorities may require us to conduct unanticipated additional clinical trials, which could result in additional expense and delays in bringing our product candidates to market.  Any failure or delay in completing clinical trials for our product candidates would prevent or delay the commercialization of our product candidates.  There can be no assurance our expenses related to clinical trials will lead to the development of brand-name drugs which will generate revenues in the near future.  Delays or failure in the development and commercialization of our own branded products could have a material adverse effect on our results of operations, liquidity, financial condition, and our growth prospects.

We rely on third parties to conduct clinical trials for our product candidates, and if they do not properly and successfully perform their legal and regulatory obligations, as well as their contractual obligations to us, we may not be able to obtain regulatory approvals for our product candidates.

We design the clinical trials for our product candidates, but rely on contract research organizations and other third parties to assist us in managing, monitoring and otherwise carrying out these trials, including with respect to site selection, contract negotiation and data management. We do not control these third parties and, as a result, they may not treat our clinical studies as their highest priority, or in the manner in which we would prefer, which could result in delays.

Although we rely on third parties to conduct our clinical trials, we are responsible for confirming that each of our clinical trials is conducted in accordance with our general investigational plan and protocol.  Moreover, the FDA and foreign regulatory agencies require us to comply with regulations and standards, commonly referred to as good clinical practices, for conducting, recording and reporting the results of clinical trials to ensure that the data and results are credible and accurate and that the trial participants are adequately protected. Our reliance on third parties does not relieve us of these responsibilities and requirements.  The FDA enforces good clinical practices through periodic inspections of trial sponsors, principal investigators and trial sites.  If we, our contract research organizations or our study sites fail to comply with applicable good clinical practices, the clinical data generated in our clinical trials may be deemed unreliable and the FDA may require us to perform additional clinical trials before approving our marketing applications.  There can be no assurance that, upon inspection, the FDA will determine that any of our clinical trials comply with good clinical practices.  In addition, our clinical trials must be conducted with product manufactured under the FDA’s current Good Manufacturing Practices, or cGMP, regulations.  Our failure, or the failure of our contract manufacturers (if any are involved in the process) to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process.

If third parties do not successfully carry out their duties under their agreements with us; if the quality or accuracy of the data they obtain is compromised due to failure to adhere to our clinical protocols or regulatory requirements; or if they otherwise fail to comply with clinical trial protocols or meet expected deadlines, our clinical trials may not meet regulatory requirements.  If our clinical trials do not meet regulatory requirements or if these third parties need to be replaced, such clinical trials may be extended, delayed, suspended or terminated. If any of these events occur, we may not be able to obtain regulatory approval of our product candidates, which could have a material adverse effect on our results of operations, financial condition and growth prospects.

Competition in our industry is intense, and developments by other companies could render our products and product candidates obsolete.

Many of our competitors, including medical technology, pharmaceutical or biotechnology and other companies, universities, government agencies, or research organizations, have substantially greater financial and technical resources and production and marketing capabilities than we have.  They also may have greater experience in conducting bioequivalence studies, preclinical testing and clinical trials of pharmaceutical products, obtaining FDA and other regulatory approvals, and ultimately commercializing any approved products.  Therefore, our competitors may succeed in developing and commercializing technologies and products that are more effective than the drug delivery technologies we have developed or we are developing or that will cause our technologies or products to become obsolete or non-competitive, and in obtaining FDA approval for products faster than we could.  These developments could render our products obsolete and uncompetitive, which would have a material adverse effect on our business, financial condition and results of operations.  Even if we commence further commercial sales of our products, we will be competing against the greater manufacturing efficiency and marketing capabilities of our competitors, areas in which we have limited or no experience.

We rely on collaborative arrangements with third parties that provide manufacturing and/or marketing support for some or all of our products and product candidates.  Even if we find a potential partner, we may not be able to negotiate an arrangement on favorable terms or achieve results that we consider satisfactory.  In addition, such arrangements can be terminated under certain conditions and do not assure a product’s success.  We also face intense competition for collaboration arrangements with other pharmaceutical and biotechnology companies.

Although we believe that our ownership of patents for some of our drug delivery products will limit direct competition with these products, we must also compete with established existing products and other promising technologies and other products and delivery alternatives that may be more effective than our products and proposed products.  In addition, we may not be able to compete effectively with other commercially available products or drug delivery technologies.

We require regulatory approvals for any products that use our drug delivery technologies.

Our drug delivery technologies can be quite complex, with many different components.  The development required to take a technology from its earliest stages to its incorporation in a product that is sold commercially can take many years and cost a substantial amount of money.  Significant technical challenges are common as additional products incorporating our technologies progress through development.

Any particular technology such as our abuse-deterrent technology may not perform in the same manner when used with different therapeutic agents, and therefore this technology may not prove to be as useful or valuable as originally thought, resulting in additional development work.

If our efforts do not repeatedly lead to successful development of product candidates, we may not be able to grow our pipeline or to enter into agreements with marketing and distribution partners or collaborators that are willing to distribute or develop our product candidates.  Delays or unanticipated increases in costs of development at any stage, or failure to solve a technical challenge, could adversely affect our operating results.

If contract manufacturers fail to devote sufficient time and resources to our concerns, or if their performance is substandard, the commercialization of our products could be delayed or prevented, and this may result in higher costs or deprive us of potential product revenues.

We rely on contract manufacturers for certain components and ingredients of our clinical trial materials, such as active pharmaceutical ingredients, or APIs, and we may rely on such manufacturers for commercial sales purposes as well.  Our reliance on contract manufacturers in these respects will expose us to several risks which could delay or prevent the commercialization of our products, result in higher costs, or deprive us of potential product revenues, including:

•	Difficulties in achieving volume production, quality control and quality assurance, or technology transfer, as well as with shortages of qualified personnel;

•	The failure to establish and follow cGMP and to document adherence to such practices;

•
The need to revalidate manufacturing processes and procedures in accordance with FDA and other nationally mandated cGMPs and potential prior regulatory approval upon a change in contract manufacturers;

•	Failure to perform as agreed or to remain in the contract manufacturing business for the time required to produce, store and distribute our products successfully;

•	The potential for an untimely termination or non-renewal of contracts; and

•
The potential for us to be in breach of our collaboration and marketing and distribution arrangements with third parties for the failure of our contract manufacturers to perform their obligations to us.

In addition, drug manufacturers are subject to ongoing periodic unannounced inspection by the FDA and corresponding state and foreign agencies to ensure strict compliance with cGMP and other government regulations.  While we may audit the performance of third-party contractors, we will not have complete control over their compliance with these regulations and standards.  Failure by either our third-party manufacturers or by us to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, failure of applicable regulatory authorities to grant review of submissions or market approval of drugs, delays, suspension or withdrawal of approvals, product seizures or recalls, operating restrictions, facility closures and criminal prosecutions, any of which could harm our business.

We are subject to currency rate fluctuations that may impact our financial results.

A large majority of our expenses are payable in Canadian dollars and our financial results are reported in U.S. dollars.  There may be instances where we have net foreign currency exposure.  Any fluctuations in exchange rates will impact our financial results.

We have limited sales, marketing and distribution experience.

We have limited experience in the sales, marketing, and distribution of pharmaceutical products.  There can be no assurance that, if required, we would be able to establish sales, marketing, and distribution capabilities or make arrangements with our collaborators, licensees, or others to perform such activities or that such efforts would be successful.  If we fail to establish successful marketing and sales capabilities or to make arrangements with third parties, our business, financial condition and results of operations will be materially adversely affected.

Our significant shareholders have the ability to exercise significant influence over certain corporate actions.

Our principal shareholders, Drs. Amina and Isa Odidi, our President and Chief Operating Officer and our Chairman and Chief Executive Officer, respectively, and Odidi Holdings Inc., a privately-held company controlled by Drs. Amina and Isa Odidi, owned in the aggregate approximately 25.7% of our issued and outstanding common shares as of the date of this prospectus (and collectively beneficially owned in the aggregate approximately 34.1% of our common shares, including common shares issuable upon the exercise of outstanding options and the conversion of the convertible debenture held by Drs. Amina and Isa Odidi that are exercisable or convertible within 60 days of the date hereof).  As a result, the principal shareholders have the ability to exercise significant influence over all matters submitted to our shareholders for approval whether subject to approval by a majority of holders of our common shares or subject to a class vote or special resolution requiring the approval of 66⅔% of the votes cast by holders of our common shares, in person or by proxy.

Our effective tax rate may vary.

Various internal and external factors may have favorable or unfavorable effects on our future effective tax rate.  These factors include, but are not limited to, changes in tax laws, regulations and/or rates, changing interpretations of existing tax laws or regulations, future levels of research and development spending, the availability of tax credit programs for the reimbursement of all or a significant proportion of research and development spending, and changes in overall levels of pre-tax earnings.  At present, we qualify in Canada for certain research tax credits for qualified scientific research and experimental development pertaining to our drug delivery technologies and drug products in research stages.  If Canadian tax laws relating to research tax credits were substantially negatively altered or eliminated, or if a substantial portion of our claims for tax credits were denied by the relevant taxing authorities, pursuant to an audit or otherwise, it would have a material adverse effect upon our financial results.

Risks related to our Industry

Generic drug manufacturers will increase competition for certain products and may reduce our expected royalties.

Part of our product development strategy includes making NDA filings relating to product candidates involving the novel reformulation of existing drugs with active ingredients that are off-patent. Such NDA product candidates, if approved, are likely to face competition from generic versions of such drugs in the future.  Regulatory approval for generic drugs may be obtained without investing in costly and time consuming clinical trials.  Because of substantially reduced development costs, manufacturers of generic drugs are often able to charge much lower prices for their products than the original developer of a new product.  If we face competition from manufacturers of generic drugs on products we may commercialize, such as our once-daily Rexista™ oxycodone product, the prices at which such of our products are sold and the revenues we may receive could be reduced.

Market acceptance of our products will be limited if users of our products are unable to obtain adequate reimbursement from third-party payers.

Government health administration authorities, private health insurers and other organizations generally provide reimbursement for products like ours, and our commercial success will depend in part on whether appropriate reimbursement levels for the cost of our products and related treatments are obtained from government authorities, private health insurers and other organizations, such as health maintenance organizations and managed care organizations.  Even if we succeed in bringing any of our products to market, third party payers may not provide reimbursement in whole or in part for their use.

Significant uncertainty exists as to the reimbursement status of newly approved health care products.  Some of our product candidates, such as our once-daily Rexista™ abuse-deterrent oxycodone product, are intended to replace or alter existing therapies or procedures.  These third-party payers may conclude that our products are less safe, less effective or less economical than those existing therapies or procedures.  Therefore, third-party payers may not approve our products for reimbursement.  We may be required to make substantial pricing concessions in order to gain access to the formularies of large managed-care organizations.  If third-party payers do not approve our products for reimbursement or fail to reimburse them adequately, sales will suffer as some physicians or their patients may opt for a competing product that is approved for reimbursement or is adequately reimbursed.  Even if third-party payers make reimbursement available, these payers’ reimbursement policies may adversely affect our ability and our potential marketing and distribution partners’ ability to sell our products on a profitable basis.

We are subject to significant costs and uncertainties related to compliance with the extensive regulations that govern the manufacturing, labeling, distribution, and promotion of pharmaceutical products as well as environmental, safety and health regulations.

Governmental authorities in the United States and Canada regulate the research and development, testing and safety of pharmaceutical products.  The regulations applicable to our existing and future products may change.  Regulations require extensive clinical trials and other testing and government review and final approval before we can market our products.  The cost of complying with government regulation can be substantial and may exceed our available resources causing delay or cancellation of our product introductions.

Some abbreviated application procedures for controlled-release drugs and other products, including those related to our ANDA filings, or to the ANDA filings of unrelated third parties in respect of drugs similar to or chemically related to those of our ANDA filings, are or may become the subject of petitions filed by brand name drug manufacturers or other ANDA filers seeking changes from the FDA in the interpretation of the statutory approval requirements for particular drugs as part of their strategy to thwart or advance generic competition.  We cannot predict whether the FDA will make any changes to its interpretation of the requirements applicable to our ANDA applications as a result of these petitions, or whether unforeseen delays will occur in our ANDA filings while the FDA considers such petitions or changes or otherwise, or the effect that any changes may have on us.  Any such changes in FDA interpretation of the statutes or regulations, or any legislated changes in the statutes or regulations, may make it more difficult for us to file ANDAs or obtain further approval of our ANDAs and generate revenues and thus may materially harm our business and financial results.

Any failure or delay in obtaining regulatory approvals could make it so that we are unable to market any products we develop and therefore adversely affect our business, results of operations, financial condition and cash flows.  Even if product candidates are approved in the United States or Canada, regulatory authorities in other countries must approve a product prior to the commencement of marketing the product in those countries.  The time required to obtain any such approval may be longer than in the United States or Canada, which could cause the introduction of our products in other countries to be cancelled or materially delayed.

The manufacturing, distribution, processing, formulation, packaging, labeling and advertising of our products are subject to extensive regulation by federal agencies, including in the United States, the FDA, Drug Enforcement Administration, Federal Trade Commission, Consumer Product Safety Commission and Environmental Protection Agency, among others.  We are also subject to state and local laws, regulations and agencies.  Compliance with these regulations requires substantial expenditures of time, money and effort in such areas as production and quality control to ensure full technical compliance.  Failure to comply with FDA and other governmental regulations can result in fines, disgorgement, unanticipated compliance expenditures, recall or seizure of products, total or partial suspension of production or distribution, suspension of the FDA’s review of NDAs or ANDAs, enforcement actions, injunctions and civil or criminal prosecution.

Environmental laws have changed in recent years and we may become subject to stricter environmental standards in the future and face larger capital expenditures in order to comply with environmental laws.  We are subject to extensive federal, state, provincial and local environmental laws and regulations which govern the discharge, emission, storage, handling and disposal of a variety of substances that may be used in, or result from, our operations.  We are also subject periodically to environmental compliance reviews by environmental, safety, and health regulatory agencies and to potential liability for the remediation of contamination associated with both present and past hazardous waste generation, handling, and disposal activities.  We cannot accurately predict the outcome or timing of future expenditures that we may be required to make in order to comply with the federal, state, local and provincial environmental, safety, and health laws and regulations that are applicable to our operations and facilities.

We are subject to product liability costs for which we may not have or be able to obtain adequate insurance coverage.

The testing and marketing of pharmaceutical products entails an inherent risk of product liability.  Liability exposures for pharmaceutical products can be extremely large and pose a material risk.  In some instances, we may be or may become contractually obligated to indemnify third parties for such liability.  Our business may be materially and adversely affected by a successful product liability claim or claims in excess of any insurance coverage that we may have.  Further, even if claims are not successful, the costs of defending such claims and potential adverse publicity could be harmful to our business.

While we currently have, and in some cases are contractually obligated to maintain, insurance for our business, property and our products as they are administered in bioavailability/bioequivalence studies, first and third party insurance is increasingly costly and narrow in scope.  Therefore, we may be unable to meet such contractual obligations or we may be required to assume more risk in the future. If we are subject to third party claims or suffer a loss or damage in excess of our insurance coverage, we may be required to bear that risk in excess of our insurance limits. Furthermore, any first or third party claims made on our insurance policy may impact our ability to obtain or maintain insurance coverage at reasonable costs or at all in the future.

Our products involve the use of hazardous materials and waste, and as a result we are exposed to potential liability claims and to costs associated with complying with laws regulating hazardous waste.

Our research and development activities involve the use of hazardous materials, including chemicals, and are subject to Canadian federal, provincial and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous materials and waste products.  It is possible that accidental injury or contamination from these materials may occur.  In the event of an accident, we could be held liable for any damages, which could exceed our available financial resources.  Further, we may not be able to maintain insurance to cover these costs on acceptable terms, or at all.  In addition, we may be required to incur significant costs to comply with environmental laws and regulations in the future.

Our operations may be adversely affected by risks associated with international business.

We may be subject to certain risks that are inherent in an international business, including:

•	varying regulatory restrictions on sales of our products to certain markets and unexpected changes in regulatory requirements;

•	tariffs, customs, duties, and other trade barriers;

•	difficulties in managing foreign operations and foreign distribution partners;

•	longer payment cycles and problems in collecting accounts receivable;

•	political risks;

•	foreign exchange controls that may restrict or prohibit repatriation of funds;

•	export and import restrictions or prohibitions, and delays from customs brokers or government agencies;

•	seasonal reductions in business activity in certain parts of the world; and

•	potentially adverse tax consequences.

Depending on the countries involved, any or all of the foregoing factors could materially harm our business, financial condition and results of operations.

Risks related to our common shares

Our share price has been highly volatile and our shares could suffer a further decline in value.

The trading price of our common shares has been highly volatile and could continue to be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

•	sales of our common shares, including any sales made in connection with future financings;

•	announcements regarding new or existing corporate relationships or arrangements;

•	announcements by us of significant acquisitions, joint ventures, or capital commitments;

•	actual or anticipated period-to-period fluctuations in financial results;

•	clinical and regulatory development regarding our product candidates;

•	litigation or threat of litigation;

•	failure to achieve, or changes in, financial estimates by securities analysts;

•	comments or opinions by securities analysts or members of the medical community;

•	announcements regarding new or existing products or services or technological innovations by us or our competitors;

•	conditions or trends in the pharmaceutical and biotechnology industries;

•	additions or departures of key personnel or directors;

•	economic and other external factors or disasters or crises;

•	limited daily trading volume; and

•	developments regarding our patents or other intellectual property or that of our competitors.

In addition, the stock market in general and the market for drug development companies in particular have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies.  Further, there has been significant volatility in the market prices of securities of life science companies.  In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted.  A securities class action suit against us could result in substantial costs, potential liabilities, and the diversion of management’s attention and resources.

A large number of our common shares could be sold in the market in the near future, which could depress our stock price.

As of June 3, 2014, we had approximately 23.3 million common shares outstanding.  In addition, a substantial portion of our shares are currently freely trading without restriction under the Securities Act of 1933, as amended, or U.S. Securities Act, having been registered for resale or held by their holders for over one year and are eligible for sale under Rule 144. In addition, in November 2013, we established an at-the-market equity program pursuant to which we could sell up to 5,305,484 of our common shares for up to an aggregate of $16.8 million (or such lesser amount as may be permitted under applicable securities laws and regulations).   As of the date of this prospectus, 1,689,500 of our common shares have been sold for net proceeds to us of  $6,390,952 under such program.  Roth Capital Partners, LLC, or  Roth, received compensation of  $180,721 in connection with such sales.

On October 22, 2009, IntelliPharmaCeutics Ltd., or IPC Ltd., and Vasogen Inc., or Vasogen, completed a plan of arrangement and merger, or the IPC Arrangement Agreement, resulting in the formation of the Company.  Our shareholders who received shares under the IPC Arrangement Agreement who were not deemed “affiliates” of either Vasogen, IPC Ltd. or us prior to the IPC Arrangement Agreement were able to resell the common shares that they received without restriction under the U.S. Securities Act.  The common shares received by an “affiliate” after the IPC Arrangement Agreement or who were “affiliates” of either Vasogen, IPC Ltd. or us prior to the IPC Arrangement Agreement are subject to certain restrictions on resale under Rule 144.

As of June 3, 2014, there are currently common shares issuable upon the exercise of outstanding options and warrants and the conversion of an outstanding convertible debenture for an aggregate of approximately 7.7 million common shares.  To the extent any of our options and warrants are exercised and the convertible debenture is converted, a shareholder’s percentage ownership will be diluted and our stock price could be further adversely affected.  Moreover, as the underlying shares are sold, the market price could drop significantly if the holders of these restricted shares sell them or if the market perceives that the holders intend to sell these shares.

We have no history or foreseeable prospect of paying cash dividends.

We have not paid any cash dividends on our common shares and do not intend to pay cash dividends in the foreseeable future.  We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business.  Dividend payments in the future may also be limited by loan agreements or covenants contained in other securities we may issue.  Any future determination to pay cash dividends will be at the discretion of our board of directors and depend on our financial condition, results of operations, capital and legal requirements and such other factors as our board of directors deems relevant.

There may not be an active, liquid market for our common shares.

There is no guarantee that an active trading market for our common shares will be maintained on the NASDAQ Capital Market, or NADSAQ, or the Toronto Stock Exchange, or TSX.  Investors may not be able to sell their shares quickly or at the latest market price if trading in our common shares is not active.

Future issuances of our shares could adversely affect the trading price of our common shares and could result in substantial dilution to shareholders.

We may need to issue substantial amounts of common shares in the future.  In this regard, in November 2013, we established an at-the-market equity program under which we could sell up to 5,305,484 of our common shares for up to an aggregate of $16.8 million (or such lesser amount as may be permitted under applicable securities laws and regulations) on NASDAQ or otherwise.  As of the date of this prospectus, 1,689,500 of our common shares have been sold for net proceeds to us of $6,390,952 under such program.  There can be no assurance that any additional shares will be sold under our at-the-market program.  To the extent that the market price of our common shares declines, we will need to issue an increasing number of common shares per dollar of equity investment.  In addition to our common shares issuable in connection with the exercise of our outstanding warrants, our employees and directors will hold rights to acquire substantial amounts of our common shares.  In order to obtain future financing if required, it is likely that we will issue additional common shares or financial instruments that are exchangeable for or convertible into common shares.  Also, in order to provide incentives to employees and induce prospective employees and consultants to work for us, we may offer and issue options to purchase common shares and/or rights exchangeable for or convertible into common shares.  Future issuances of shares could result in substantial dilution to shareholders.  Capital raising activities, if available, and dilution associated with such activities could cause our share price to decline.  In addition, the existence of common share purchase warrants may encourage short selling by market participants.  Also, in order to provide incentives to current employees and directors and induce prospective employees and consultants to work for us, we have historically granted options and deferred share units, or DSUs, and intend to continue to do so or offer and issue other rights exchangeable for or convertible into common shares.  Future issuances of shares could result in substantial dilution to all our shareholders.  In addition, future public sales by holders of our common shares could impair our ability to raise capital through any future equity offerings.

We may in the future issue preference shares which could adversely affect the rights of holders of our common shares and the value of such shares.

Our board of directors has the ability to authorize the issue of an unlimited number of preference shares in series, and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the holders of our common shares.  Although we have no preference shares issued and outstanding, preference shares issued in the future, including by this prospectus or any applicable prospectus supplement, could adversely affect the rights and interests of holders of our common shares.

Our common shares may not continue to be listed on the TSX.

Failure to maintain the applicable continued listing requirements of the TSX could result in our common shares being delisted from the TSX.  The TSX will normally consider the delisting of securities if, in the opinion of the exchange, it appears that the public distribution, price, or trading activity of the securities has been so reduced as to make further dealings in the securities on TSX unwarranted.  Specifically, participating securities may be delisted from the TSX if, among other things, the market value of an issuer’s securities is less than C$3,000,000 over any period of 30 consecutive trading days.  In such circumstances, the TSX may place an issuer under a delisting review pursuant to which the issuer would be reviewed under the TSX’s remedial review process and typically be granted 120 days to comply with all requirements for continued listing.  If the market price of our common shares declines further or we are unable to maintain other listing requirements, the TSX could commence a remedial review process that could lead to the delisting of our common shares from the TSX. Further, if we complete a sale, merger, acquisition, or alternative strategic transaction, we will have to consider if the continued listing of our common shares on the TSX is appropriate, or possible.

If our common shares are no longer listed on the TSX, they may be eligible for listing on the TSX Venture Exchange.  In the event that we are not able to maintain a listing for our common shares on the TSX or the TSX Venture Exchange, it may be extremely difficult or impossible for shareholders to sell their common shares in Canada.  Moreover, if we are delisted from the TSX, but obtain a substitute listing for our common shares on the TSX Venture Exchange, our common shares will likely have less liquidity and more price volatility than experienced on the TSX.  Shareholders may not be able to sell their common shares on any such substitute exchange in the quantities, at the times, or at the prices that could potentially be available on a more liquid trading market.  As a result of these factors, if our common shares are delisted from the TSX, the price of our common shares is likely to decline.

Our common shares may not continue to be listed on NASDAQ.

Failure to meet the applicable quantitative and/or qualitative maintenance requirements of NASDAQ could result in our common shares being delisted from NASDAQ.  For continued listing, NASDAQ requires, among other things, that listed securities maintain a minimum bid price of not less than $1.00 per share.  If the bid price falls below the $1.00 minimum for more than 30 consecutive trading days, an issuer will typically have 180 days to satisfy the $1.00 minimum bid price, which must be maintained for a period of at least ten trading days in order to regain compliance.

If we are delisted from NASDAQ, our common shares may be eligible for trading on an over-the-counter market in the United States.  In the event that we are not able to obtain a listing on another U.S. stock exchange or quotation service for our common shares, it may be extremely difficult or impossible for shareholders to sell their common shares in the United States.  Moreover, if we are delisted from NASDAQ, but obtain a substitute listing for our common shares in the United States, it will likely be on a market with less liquidity, and therefore potentially more price volatility, than NASDAQ.  Shareholders may not be able to sell their common shares on any such substitute U.S. market in the quantities, at the times, or at the prices that could potentially be available on a more liquid trading market.  As a result of these factors, if our common shares are delisted from NASDAQ, the price of our common shares is likely to decline.  In addition, a decline in the price of our common shares will impair our ability to obtain financing in the future.

Our common shares are listed for trading in the United States and may become subject to the SEC’s penny stock rules.

Transactions in securities that are traded in the United States by companies with net tangible assets of $5,000,000 or less and a market price per share of less than $5.00 that are not traded on NASDAQ or on other securities exchanges may be subject to the “penny stock” rules promulgated under the U.S. Exchange Act.  Under these rules, broker-dealers who recommend such securities to persons other than institutional investors must:

•	make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to a transaction prior to sale;

•
provide the purchaser with risk disclosure documents which identify risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•
obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

As a result of these requirements, if our common shares are at such time subject to the “penny stock” rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in these shares in the United States may be significantly limited.  Accordingly, the market price of the shares may be depressed, and investors may find it more difficult to sell the shares.

As a foreign private issuer in the United States, we are subject to different U.S. securities laws and rules than a domestic U.S. issuer.

As a foreign private issuer under U.S. securities laws, we are not required to comply with all the periodic disclosure requirements of the U.S. Exchange Act applicable to domestic United States companies and therefore the publicly available information about us may be different or more limited than if we were a United States domestic issuer.  In addition, our officers, directors, and principal shareholders are exempt from the “real time” reporting and “short swing” profit recovery provisions of Section 16 of the U.S. Exchange Act and the rules thereunder.  Although under Canadian rules, our officers, directors and principal shareholders are generally required to file on SEDI (www.sedi.ca) reports of transactions involving our common shares within five calendar days of such transaction, our shareholders may not know when our officers, directors and principal shareholders purchase or sell our common shares as timely as they would if we were a United States domestic issuer.

We are exposed to risks if we are unable to comply with laws and future changes to laws affecting public companies, including the Sarbanes-Oxley Act of 2002, and also to increased costs associated with complying with such laws.

Any future changes to the laws and regulations affecting public companies, as well as compliance with existing provisions of the Sarbanes-Oxley Act of 2002, or SOX, in the United States and applicable Canadian securities laws, regulations, rules and policies, may cause us to incur increased costs to comply with such laws and requirements, including, among others, hiring additional personnel and increased legal, accounting and advisory fees.  Delays, or a failure to comply with, applicable laws, rules and regulations could result in enforcement actions, the assessment of other penalties and civil suits.  The new laws and regulations may increase potential costs to be borne under indemnities provided by us to our officers and directors and may make it more difficult to obtain certain types of insurance, including liability insurance for directors and officers; as such, we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage.  The impact of these events could also make it more difficult to attract and retain qualified persons to serve on our board of directors, or as executive officers.

We are required annually to review and report on the effectiveness of our internal control over financial reporting in accordance with SOX Section 404 and Multilateral Instrument 52-109 – Certification of Disclosure in Issuer’s Annual and Interim Filings of the Canadian Securities Administrators.  The results of this review are reported in our Annual Report on Form 20-F and in our Management Discussion and Analysis.  Management’s review is designed to provide reasonable, not absolute, assurance that all material weaknesses in our internal controls are identified.  Material weaknesses represent deficiencies in our internal controls that may not prevent or detect a misstatement occurring which could have a material adverse effect on our quarterly or annual financial statements.  In addition, there can be no assurance that any remedial actions we take to address any material weaknesses identified will be successful, nor can there be any assurance that further material weaknesses will not be identified in future years.  Material errors, omissions or misrepresentations in our disclosures that occur as a result of our failure to maintain effective internal control over financial reporting could have a material adverse effect on our business, financial condition, results of operations, and the value of our common shares.

We may be classified as a “passive foreign investment company,” or PFIC, for U.S. income tax purposes, which could have significant and adverse tax consequences to U.S. investors.

The possible classification of our company as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes could have significant and adverse tax consequences for U.S. Holders of our common shares and preference shares (collectively, “shares”). It may be possible for U.S. holders of shares to mitigate certain of these consequences by making an election to treat us as a “qualified electing fund” or “QEF” under Section 1295 of the Code, or a QEF Election, or a mark-to-market election under Section 1296 of the Internal Revenue Code of 1986, as amended, or the “Code. A non-U.S. corporation generally will be a PFIC if, for a taxable year (a) 75% or more of the gross income of such corporation for such taxable year consists of specified types of passive income or (b) on average, 50% or more of the assets held by such corporation either produce passive income or are held for the production of passive income, based on the fair market value of such assets (or on the adjusted tax basis of such assets, if such non-U.S. corporation is not publicly traded and either is a “controlled foreign corporation” under Section 957(a) of the Code, or makes an election to determine whether it is a PFIC based on the adjusted basis of the assets).

The determination of whether we are, or will be, a PFIC for a taxable year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to various interpretations. Although the matter is not free from doubt, we believe that we were not a PFIC during our 2013 taxable year and may not be a PFIC during our 2014 taxable year. Because PFIC status is based on our income, assets and activities for the entire taxable year, and our market capitalization, it is not possible to determine whether we will be characterized as a PFIC for the 2014 taxable year until after the close of the taxable year. The tests for determining PFIC status are subject to a number of uncertainties. These tests are applied annually, and it is difficult to accurately predict future income, assets and activities relevant to this determination. In addition, because the market price of our common shares is likely to fluctuate, the market price may affect the determination of whether we will be considered a PFIC. There can be no assurance that we will not be considered a PFIC for any taxable year (including our 2014 taxable year). Absent one of the elections described above, if we are a PFIC for any taxable year during which a U.S. holder holds our shares, we generally will continue to be treated as a PFIC regardless of whether we cease to meet the PFIC tests in one or more subsequent years. Accordingly, no assurance can be given that we will not constitute a PFIC in the current (or any future) tax year or that the Internal Revenue Service, or the IRS, will not challenge any determination made by us concerning our PFIC status.

If we are a PFIC, the U.S. federal income tax consequences to a U.S. holder of the ownership and disposition of our shares will depend on whether such U.S. Holder makes a QEF or mark-to-market election.  Unless otherwise provided by the IRS, a U.S. holder of our shares is generally required to file an informational return annually to report its ownership interest in the PFIC during any year in which we are a PFIC.

The foregoing does not purport to be a complete enumeration or explanation of the tax risks involved in an investment in our company.  Prospective investors should read this entire prospectus and any applicable prospectus supplement and consult with their own legal, tax and financial advisors before deciding to invest in our company.

It may be difficult to obtain and enforce judgments against us because of our Canadian residency.

We are governed by the laws of Canada.  Most of our directors and officers are residents of Canada or other jurisdictions outside of the United States and all or a substantial portion of our assets and the assets of such persons may be located outside of the United States.  As a result, it may be difficult for shareholders to effect service of process upon us or such persons within the United States or to realize in the United States on judgments of courts of the United States predicated upon the civil liability provisions of the U.S. federal securities laws or other laws of the United States.  In addition, there is doubt as to the enforceability in Canada of liabilities predicated solely upon U.S. federal securities law against us, our directors, controlling persons and officers who are not residents of the United States in original actions or in actions for enforcements of judgments of U.S. courts.

THE COMPANY

The Company

The Company was incorporated under the Canada Business Corporations Act by certificate and articles of arrangement dated October 22, 2009.

Our registered principal office is located at 30 Worcester Road, Toronto, Ontario, Canada M9W 5X2. Our telephone number is (416) 798-3001 and our facsimile number is (416) 798-3007.

On October 19, 2009, the shareholders of IPC Ltd. and Vasogen approved the IPC Arrangement Agreement that resulted in the October 22, 2009 court-approved merger of IPC Ltd. and another U.S. subsidiary of Intellipharmaceutics, Inc., coincident with an arrangement pursuant to which a predecessor of the Company combined with 7231971 Canada Inc., a new Vasogen company that acquired substantially all of the assets and certain liabilities of Vasogen, including the proceeds from its non-dilutive financing transaction with Cervus LP, or the IPC Arrangement Transaction.  The completion of the IPC Arrangement Transaction on October 22, 2009, resulted in the formation of the Company, which is incorporated under the laws of Canada. The common shares of the Company are traded on the TSX and NASDAQ.

Business Overview

We are a pharmaceutical company specializing in the research, development and manufacture of novel and generic controlled-release and targeted-release oral solid dosage drugs.  Our patented Hypermatrix™ technology is a multidimensional controlled-release drug delivery platform that can be applied to the efficient development of a wide range of existing and new pharmaceuticals. Based on this technology platform, we have developed several drug delivery systems and a pipeline of products (our dexmethylphenidate hydrochloride extended-release capsules for the 15 and 30 mg strengths which recently received final FDA approval) and product candidates in various stages of development, including ANDAs filed with the FDA in therapeutic areas that include neurology, cardiovascular, gastrointestinal tract, or GIT, diabetes and pain.

We were granted final FDA approval to market our dexmethylphenidate hydrochloride extended-release capsules for the 15 and 30 mg strengths on November 18, 2013.  Commercial sales of these strengths were launched immediately by our commercialization partner in the United States, Par. As the first-filer for the drug product in the 15 mg strength, we have 180 days (until May 19, 2014) of exclusivity of generic sales for generic product of that strength from the date of launch (on November 19, 2013) in the United States by our partner, Par. Our 5, 10, 20 and 40 mg strengths were also tentatively FDA approved, subject to the right of another party or parties to 180 days of generic exclusivity from the date of first launch of such products by such parties. We believe that Par intends to launch these strengths immediately upon the expiry of those exclusivity periods, but there can be no assurance as to when or if any launch will occur. There can be no assurance as to when or if final FDA approval will be received for the remaining product strengths we have applied for or that any of these strengths tentatively approved will ever be successfully commercialized. Payments from Par to us are not coterminous with our fiscal quarter ends and are expected on a calendar quarterly basis, although the amounts of any such payments cannot now be determined and may vary significantly from time-to-time.

Our goal is to leverage our proprietary technologies and know-how in order to build a diversified portfolio of commercialized products that generate revenue. We intend to do this by advancing our products from the formulation stage through product development, regulatory approval and manufacturing.  We believe that full integration of development and manufacturing should maximize the value inherent in our drug delivery technologies, products and product candidates and will create long term growth and value.  Out-licensing sales and marketing to established organizations, when it makes economic sense to do so, should maximize revenues from our products while allowing us to focus on our core competencies.  The Company expects expenditures in investing activities for the purchase of production equipment will be higher as a result of an acceleration of product development activities.

We believe that our Hypermatrix™ technologies are a multidimensional controlled-release drug delivery platform that can be applied to the efficient development of a wide range of existing and new pharmaceuticals.  We believe that the flexibility of these technologies allow us to develop complex drug delivery solutions within a relatively rapid timeframe. Based on this technology platform, we have developed several drug delivery systems and a pipeline of products (our dexmethylphenidate hydrochloride extended-release capsules for the 15 and 30 mg strengths which recently received final FDA approval) and product candidates in various stages of development, including ANDAs filed with the FDA. Certain, but not all, of the products in our pipeline may be developed from time to time for third parties pursuant to drug development agreements with those third parties, under which our development partner generally pays certain of the expenses of development, sometimes makes certain milestone payments to us and receives a share of revenues or profits if the drug is developed successfully to completion, the control of which is generally in the discretion of our drug development partner.

The Hypermatrix™ technologies are applied to the development of both existing and new pharmaceuticals across a range of therapeutic classes.  The competitive advantages of these technologies allow us to focus our development activities in two areas; difficult-to-develop controlled-release generic drugs, which follow an ANDA regulatory path; and improved current therapies through controlled release, which follow a NDA 505(b)(2) regulatory path.

The market we operate in is created by the expiration of drug product patents, challengeable patents and drug product exclusivity periods. There are three ways that we employ our controlled-release technologies, which we believe represent substantial opportunities for us to commercialize on our own or develop products or out-license our technologies and products:

•
For existing controlled-release (once-a-day) products whose APIs are covered by drug molecule patents about to expire or already expired, or whose formulations are covered by patents about to expire, already expired or which we believe we do not infringe, we can seek to formulate generic products which are bioequivalent to the branded products.  Our scientists have demonstrated a successful track record with such products, having previously developed several drug products which have been commercialized in the U.S. by their former employer/clients.  The regulatory pathway for this approach requires ANDAs for the U.S. and corresponding pathways for other jurisdictions.

•
For branded immediate-release (multiple-times-per-day) drugs, we can formulate improved replacement products, typically by developing new, potentially patentable, controlled-release once-a-day drugs.  Among other out-licensing opportunities, these drugs can be licensed to and sold by the pharmaceutical company that made the original immediate-release product.  These can potentially protect against revenue erosion in the brand by providing a clinically attractive patented product that competes favorably with the generic immediate-release competition that arises on expiry of the original patent(s).  The regulatory pathway for this approach requires NDAs via a 505(b)(2) application for the U.S. or corresponding pathways for other jurisdictions where applicable. The 505(b)(2) pathway (which relies in part upon the approving agency’s findings for a previously approved drug) both accelerates development timelines and reduces costs in comparison to NDAs for new chemical entities.

•
Some of our technologies are also focused on the development of abuse-deterrent pain medications.  The growing abuse and diversion of prescription “painkillers”, specifically opioid analgesics, is well documented and is a major health and social concern.  We believe that our technologies and know-how are aptly suited to developing abuse-deterrent pain medications. The regulatory pathway for this approach requires NDAs via a 505(b)(2) application for the U.S. or corresponding pathways for other jurisdictions where applicable.

We intend to collaborate in the development and/or marketing of one or more products with partners, when we believe that such collaboration may enhance the outcome of the project.  We also plan to seek additional collaborations as a means of developing additional products.  We believe that our business strategy enables us to reduce our risk by (a) having a diverse product portfolio that includes both branded and generic products in various therapeutic categories, and (b) building collaborations and establishing licensing agreements with companies with greater resources thereby allowing us to share costs of development and to improve cash-flow.  There can be no assurance that we will be able to enter into additional collaborations or, if we do, that such arrangements will be beneficial.

We may also, from time to time, provide incidental consulting advice to other organizations regarding FDA standards.

CONSOLIDATED CAPITALIZATION

Except as set forth below, there have been no material changes in the share and loan capital of the Company, on a consolidated basis, since the date of the condensed unaudited interim consolidated financial statements of the Company as at and for the three month period ended February 28, 2014, which are incorporated by reference in the prospectus.

In March 2014, we repaid the entire outstanding related party loan principal to Dr. Isa Odidi and Dr. Amina Odidi, our principal stockholders, directors and executive officers, in the amount of $690,049 (C$764,851). The related party loan was repaid out of licensing revenues earned by Intellipharmaceutics Corp., or IPC Corp, a wholly-owned subsidiary of the Company, in accordance with the IPC Arrangement Agreement. In March 2014, interest payments of $48,504 (C$53,762) in respect of the promissory note were made by us in accordance with the IPC Arrangement Agreement.

In November 2013, we established an at-the-market equity program pursuant to which we could sell up to an aggregate of $16.8 million (or such lesser amount as may be permitted under applicable securities laws and regulations) of our common shares. During the period ended June 3, 2014, 1,689,500 of our common shares have been sold under the at-the-market offering for net proceeds to us of $6,390,952.  No proceeds from the sales of our common shares under the at-the-market offering were used to repay the related party loan.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, we currently intend to use the net proceeds from the sale of shelf securities under this prospectus for general corporate purposes, including funding research, product development and other corporate development opportunities, and, although we have no present understandings, commitments or agreements to do so, potential acquisitions of, or investments in, companies and technologies that complement our businesses. Each prospectus supplement will contain specific information, if any, concerning the use of proceeds from that sale of securities. Pending the application of such proceeds, we expect to invest the proceeds in short-term, interest bearing, investment-grade marketable securities or money market obligations.

All expenses relating to an offering of securities and any compensation paid to underwriters, dealers or agents, as the case may be, will be paid out of the Company’s general funds, unless otherwise stated in the applicable prospectus supplement.

EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is a statement of the expenses (all of which are estimated), other than any underwriting discounts and commission and expenses reimbursed by us, to be incurred in connection with a distribution of the securities registered under this registration statement.

SEC registration and Canadian securities regulatory fees		$35,000
Nasdaq and TSX listing expenses		*
Printing expenses		*
Legal fees and expenses		*
Accountants’ fees and expenses		*
Miscellaneous		*
Total	$	*
* to be provided by a prospectus supplement, or as an exhibit to a Report on Form 6-K that is incorporated by reference into this prospectus.

PLAN OF DISTRIBUTION

The Company may sell the securities, separately or together, to or through underwriters or dealers purchasing as principals for public offering and sale by them, and also may sell securities to one or more other purchasers directly or through agents. Each prospectus supplement will set forth the terms of the offering, including the name or names of any underwriters or agents, the purchase price or prices of the securities and the proceeds to the Company from the sale of the securities.

The securities may be sold from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The prices at which the securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with the offering of securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the securities at the initial offering price fixed in the applicable prospectus supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such prospectus supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the securities is less than the gross proceeds paid by the underwriters to the Company.

Underwriters, dealers and agents who participate in the distribution of the securities may be entitled under agreements to be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the U.S. Securities Act and Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

In connection with any offering of securities, except as otherwise set out in a prospectus supplement relating to a particular offering of securities, the underwriters may over-allot or effect transactions intended to maintain or stabilize the market price of the securities offered at a level above that which might otherwise prevail in the open market.  Such transactions, if commenced, may be discontinued at any time.  Any underwriters, dealers or agents to or through whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters, dealers or agents will not be obligated to do so and may discontinue any market making at any time without notice.  No assurance can be given that a trading market in the securities of any series or issue will develop or as to the liquidity of any such trading market for the securities.

Under no circumstances will the fee, commission or discount received or to be received by any underwriter, placement agent or other FINRA member or independent broker-dealer exceed 8% of the gross proceeds of any public offering of the securities in the United States pursuant to this prospectus.

We may sell the securities covered by this prospectus from time to time. Registration of our securities covered by this prospectus does not mean, however, that those securities will necessarily be offered or sold.

RELATED PARTY TRANSACTIONS

As at February 28, 2014, we had an outstanding related party payable to Dr. Isa Odidi and Dr. Amina Odidi, our principal stockholders, directors and executive officers, in the amount of $738,856 (C$818,224). Repayments of the related party loan are restricted under the terms of the loan such that the principal amount thereof shall be payable when payment is required solely out of (i) revenues earned by IPC Corp, following the effective date of October 22, 2009, or the effective date, and/or proceeds received by IPC Corp or its affiliates from the offering of its securities after the effective date (other than the proceeds from the transactions completed in February 2011, March 2012, March 2013 and July 2013), and/or amounts received by IPC Corp for scientific research tax credits of IPC Corp and (ii) up to C$800,000 of the Net Cash from the Vasogen transaction (as defined in the IPC Arrangement Agreement). During the three months ended February 28, 2014, no principal repayment and no interest payment was made.  In March 2014, we repaid the entire outstanding related party loan principal to Dr. Isa Odidi and Dr. Amina Odidi, our principal stockholders, directors and executive officers, in the amount of $690,049 (C$764,851) out of licensing revenues earned by IPC Corp in accordance with the IPC Arrangement Agreement. In March 2014, interest payments of $48,504 (C$53,762) in respect of the promissory note were made by us in accordance with the IPC Arrangement Agreement. In November 2013, we entered into an at-the-market equity distribution agreement pursuant to which we could, from time to time, sell up to an aggregate of $16.8 million (or such lesser amount as may be permitted under applicable securities laws and regulations) of our common shares. During the year ended November 30, 2013, no sales of our common shares were made under the at-the-market offering. As of the date of this prospectus, 1,689,500 of our common shares have been sold under the at-the-market offering for net proceeds to us of $6,390,952, and no proceeds from the sales of our common shares under the at-the-market offering were used to repay any portion of the related party loan.

In addition, on January 10, 2013, we completed a private placement financing of an unsecured convertible debenture in the aggregate principal amount of $1.5 million, which will mature January 1, 2015. The debenture bears interest at a rate of 12% per annum, payable monthly, is pre-payable at any time at the option of the Company, and is convertible at any time into 500,000 common shares at a conversion price of $3.00 per common share at the option of the holder. Drs. Isa and Amina Odidi, our principal stockholders, directors and executive officers, provided us with the $1.5 million of the proceeds for the debenture.

Since the beginning of the Company’s preceding three financial years to the date hereof, other than discussed herein, there have been no transactions or proposed transactions which are material to the Company or to any of the Company’s associates, holders of 10% of the Company’s outstanding shares, directors or officers or any transactions that are unusual in their nature or conditions to which the Company or any of its subsidiaries was a party.

DESCRIPTION OF SHARE CAPITAL

The Company’s authorized share capital consists of an unlimited number of common shares, all without nominal or par value and an unlimited number of preference shares issuable in series.  At June 3, 2014, there were 23,326,111 common shares and no preference shares issued and outstanding.

Common Shares

Each of our common shares entitles the holder thereof to one vote at any meeting of shareholders of the Company, except meetings at which only holders of a specified class of shares are entitled to vote. Common shares are entitled to receive, as and when declared by the board of directors, dividends in such amounts as shall be determined by the board of directors. The holders of common shares have the right to receive the remaining property of the Company in the event of liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary.

Preference Shares

The preference shares may at any time and from time to time be issued in one or more series. The board of directors will, by resolution, from time to time, before the issue thereof, fix the rights, privileges, restrictions and conditions attaching to the preference shares of each series. Except as required by law, the holders of any series of preference shares will not as such be entitled to receive notice of, attend or vote at any meeting of the shareholders of the Company. Holders of preference shares will be entitled to preference with respect to payment of dividends and the distribution of assets in the event of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, on such shares over the common shares and over any other shares ranking junior to the preference shares.

Warrants

At June 3, 2014, an aggregate of 2,418,575 common shares were issuable upon the exercise of outstanding common share purchase warrants, with a weighted average exercise price of $2.43 per common share.

Options

At June 3, 2014, an aggregate of 4,708,039 common shares were issuable upon the exercise of outstanding options, with a weighted average exercise price of $3.99 per common share.  Up to 387,212 additional common shares are reserved for issuance under our stock option plan.

Convertible Debenture

On January 10, 2013, we completed a private placement financing of an unsecured convertible debenture in the aggregate principal amount of $1.5 million, which will mature January 1, 2015. The debenture bears interest at a rate of 12% per annum, payable monthly, is pre-payable at any time at the option of the Company, and is convertible at any time into 500,000 common shares at a conversion price of $3.00 per common share at the option of the holder. Drs. Isa and Amina Odidi, our principal stockholders, directors and executive officers provided us with the $1.5 million of the proceeds for the debenture.

Deferred Share Units

At June 3, 2014, there were 47,502 deferred share units issued to one non-management director.

Registration Rights

We conducted a private placement issuance of units comprised of common shares and warrants in February, 2011, which was exempt from registration under the U.S. Securities Act pursuant to Regulation D and Section 4(2) and/or Regulation S thereof and such other available exemptions. As such, the common shares, the warrants, and the common shares underlying the warrants may not be offered or sold in the United States unless they are registered under the U.S. Securities Act, or an exemption from the registration requirements of the U.S. Securities Act is available.

In connection with the private placement, we agreed to file a registration statement on Form F-3, or the Registration Statement, within 40 days after the closing and use our best efforts to have it declared effective within 150 days after the closing to register (i) 100% of the common shares issued in the private placement; and (ii) 100% of the common shares underlying the investor warrants issued in the private placement, or the Registrable Securities.

The Registration Statement was declared effective as of March 30, 2011.  If  (i) the Registration Statement ceases to be continuously effective for more than twenty consecutive calendar days or more than an aggregate of thirty calendar days during any consecutive 12-month period, or (ii) at a time in which the Registrable Securities cannot be sold under the Registration Statement, we shall fail for any reason to satisfy the current public information requirement under Rule 144 as to the applicable Registrable Securities,  we shall pay to the investors, on a pro rata basis, partial liquidated damages of one percent (1%) of the aggregate purchase price paid by each investor on the occurrence of an event listed above and for each calendar month (pro rata for any period less than a calendar month) from an event, until cured.

The securities shall cease to be Registrable Securities when (i) they have been sold (A) pursuant to a registration statement; or (B) in accordance with Rule 144 or any other rule of similar effect; or (ii) such securities become eligible for resale without volume or manner-of-sale restrictions, and when either we are compliant with any current public information requirements pursuant to Rule 144 or the current public information requirements no longer apply.

TRADING PRICE AND VOLUME

Our common shares are currently listed on the TSX and listed on NASDAQ under the symbols “I” and “IPCI”, respectively. Our common shares began trading on October 22, 2009.

The following table sets forth the monthly trading history for the preceding 12 month period, the reported high, low and closing prices (in Canadian dollars) and total volume traded of our common shares on the TSX and reported high, low and closing prices (in U.S. dollars) and total volume of our common shares traded on NASDAQ.

	TSX				NASDAQ
	(Cdn$ per share)				(U.S.$ per share)
Date	High	Low	Close	Volume Traded	High	Low	Close	Volume Traded

Jun-13	$2.00	$1.55	$1.80	18,665	$1.86	$1.50	$1.70	296,922
Jul-13	$3.84	$1.65	$2.00	182,515	$3.72	$1.56	$1.93	3,817,892
Aug-13	$2.50	$1.83	$2.03	136,145	$2.39	$1.76	$1.90	6,154,710
Sep-13	$2.39	$1.86	$2.01	87,644	$2.34	$1.81	$1.96	4,960,906
Oct-13	$2.14	$1.85	$1.88	83,394	$2.10	$1.75	$1.84	3,090,529
Nov-13	$6.70	$1.72	$4.09	1,582,815	$6.46	$1.63	$3.94	64,147,765
Dec-13	$4.37	$3.28	$3.96	233,058	$4.09	$3.05	$3.71	12,244,5982
Jan-14	$4.75	$3.65	$4.15	521,446	$4.37	$3.30	$3.71	14,562,823
Feb-14	$4.82	$3.88	$4.26	340,019	$4.48	$3.50	$3.96	10,219,088
Mar-14	$5.77	$4.29	$4.83	722,010	$5.18	$3.85	$4.40	14,737,195
Apr -14	$5.15	$3.53	$4.43	677,016	$4.71	$3.21	$4.04	7,086,810
May-14	$4.69	$3.86	$4.10	183,596	$4.27	$3.50	$3.78	2,970,316
Jun 1 to Jun 3-14	$4.14	$4.00	$4.03	10,120	$3.80	$3.65	$3.72	77,210

PRIOR SALES

During the 12 month period prior to the date of this prospectus, the Company has issued common shares, or securities convertible into common shares, as follows:

In March 2013, we completed a registered direct unit offering for gross proceeds of $3,121,800.  We sold an aggregate of 1,815,000 units at a price of $1.72 per unit. The units were comprised of an aggregate of 1,815,000 common shares and warrants to purchase an additional 453,750 common shares. The warrants are exercisable for a term of five years and have an exercise price of $2.10 per common share.

In July 2013, we completed an underwritten public offering of 1,500,000 units of common shares and warrants for gross proceeds of $3,075,000 at a price of $2.05 per unit. The units were comprised of an aggregate of 1,500,000 common shares and warrants to purchase an additional 375,000 common shares. The warrants have a term of five years and an exercise price of $2.55 per common share.

In November 2013, we entered into an equity distribution agreement with Roth, pursuant to which we could, from time to time, sell up to 5,305,484 of our common shares for up to an aggregate of $16.8 million (or such lesser amount as may be permitted under applicable securities laws and regulations) through at-the-market issuances on NASDAQ or otherwise.  Under the at-the-market equity program under the equity distribution agreement, we may at our discretion, from time to time, offer and sell common shares through Roth or directly to Roth for resale.  Sales of common shares through Roth, if any, will be made at such time and at such price as are acceptable to us, from time to time, by means of ordinary brokers' transactions on NASDAQ or otherwise at market prices prevailing at the time of sale or as determined by us.  We plan to use any net proceeds from the at-the-market offering for working capital, research and development and general corporate purposes. We are not required to sell shares under the equity distribution agreement.  We will pay Roth a commission, or allow a discount, of 2.75% of the gross proceeds we receive from any sales of our common shares under the equity distribution agreement. Any sales of shares under our at-the market offering program will be made pursuant to an effective shelf registration statement on Form F-3 filed with the Securities and Exchange Commission. We have also agreed to reimburse Roth for certain expenses relating to the offering. During the year ended November 30, 2013, no sales of our common shares were made under the at-the-market offering. As of the date of this prospectus, 1,689,500 of our common shares have been sold for net proceeds to us of $6,390,952 under such program, and no proceeds from the sales of our common shares under the at-the-market offering have been used to repay the related party loan. Roth received compensation of $180,721 in connection with such sales. There can be no assurance that any additional shares will be sold under our at-the-market program. As at February 28, 2014, $670,087 of the share issuance costs were recorded against the cost of the shares issued and recognized in capital stock.

During the 12 month period prior to the date of this prospectus, 300,000 options were granted and 48,500 options were exercised.

Also during the 12 month period prior to the date of this prospectus, a total of 15,312 deferred share units were granted.

DIVIDEND POLICY

The Company has not paid, and has no current plans to pay, dividends on its common shares. We currently intend to retain future earnings, if any, to finance the development and operation of our business. Any future dividend policy will be determined by our board of directors, and will depend upon, among other factors, our earnings, if any, financial condition, capital requirements, any contractual restrictions with respect to the payment of dividends, the impact of the distribution of dividends on our financial condition, tax liabilities, and such economic and other conditions as our board of directors may deem relevant.

DESCRIPTION OF WARRANTS

The Company may issue warrants to purchase common shares or preference shares. This section describes the general terms that will apply to any warrants issued pursuant to this prospectus. Warrants may be offered separately or together with other securities and may be attached to or separate from any other securities.

Unless the applicable prospectus supplement otherwise indicates, each series of warrants will be issued under a separate warrant indenture to be entered into between the Company and one or more banks or trust companies acting as warrant agent. The warrant agent will act solely as the agent of the Company and will not assume a relationship of agency with any holders of warrant certificates or beneficial owners of warrants.

The applicable prospectus supplement will include details of the warrant indentures, if any, governing the warrants being offered. The specific terms of the warrants, and the extent to which the general terms described in this section apply to those warrants, will be set out in the applicable prospectus supplement. The prospectus supplement relating to any warrants the Company offers will describe the warrants and the specific terms relating to the offering. The description will include, where applicable:

•	the designation and aggregate number of warrants;

•	the price at which the warrants will be offered;

•	the currency or currencies in which the warrants will be offered;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•
the designation, number and terms of the common shares or preference shares, as applicable, that may be purchased upon exercise of the warrants, and the procedures that will result in the adjustment of those numbers;

•	the exercise price of the warrants;

•	the designation and terms of the securities, if any, with which the warrants will be offered, and the number of warrants that will be offered with each Security;

•	if the warrants are issued as a unit with another Security, the date, if any, on and after which the warrants and the other Security will be separately transferable;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants;

•	whether the warrants will be subject to redemption or call and, if so, the terms of such redemption or call provisions;

•	material United States and Canadian federal income tax consequences of owning the warrants; and

•	any other material terms or conditions of the warrants.

Warrant certificates will be exchangeable for new warrant certificates of different denominations at the office indicated in the prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities subject to the warrants. The Company may amend the warrant indenture(s) and the warrants, without the consent of the holders of the warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not prejudice the rights of the holders of outstanding warrants, as a group.

The Company will provide an initial Canadian purchaser of warrants with a contractual right of rescission against the Company following the issuance of common shares or preference shares, as the case may be, to such purchaser, entitling the purchaser to receive the amount paid for the warrants upon surrender of the common shares or preference shares, as the case may be, if this prospectus, the applicable prospectus supplement, and any amendment thereto, contains a misrepresentation, provided such remedy for rescission is exercised within 180 days of the date the warrants are issued. This right of rescission does not extend to holders of warrants who acquire such warrants from an initial purchaser, on the open market or otherwise, or to initial purchasers who acquire warrants in the United States.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

The Company may issue subscription receipts, separately or together, with common shares, preference shares or warrants, as the case may be. The subscription receipts will be issued under a subscription receipt agreement. This section describes the general terms that will apply to any subscription receipts that may be offered by the Company pursuant to this prospectus.

The applicable prospectus supplement will include details of the subscription receipt agreement covering the subscription receipts being offered. A copy of the subscription receipt agreement relating to an offering of subscription receipts will be filed by the Company with securities regulatory authorities in Canada and the United States after it has been entered into by the Company. The specific terms of the subscription receipts, and the extent to which the general terms described in this section apply to those subscription receipts, will be set forth in the applicable prospectus supplement. This description will include, where applicable:

•	the number of subscription receipts;

•	the price at which the subscription receipts will be offered and whether the price is payable in installments;

•	conditions to the exchange of subscription receipts into common shares, preference shares or warrants, as the case may be, and the consequences of such conditions not being satisfied;

•	the procedures for the exchange of the subscription receipts into common shares, preference shares or warrants;

•	the number of common shares, preference shares or warrants that may be exchanged upon exercise of each subscription receipt;

•	the designation and terms of any other securities with which the subscription receipts will be offered, if any, and the number of subscription receipts that will be offered with each Security;

•	the dates or periods during which the subscription receipts may be exchanged into common shares, preference shares or warrants;

•	terms applicable to the gross or net proceeds from the sale of the subscription receipts plus any interest earned thereon;

•	material United States and Canadian federal income tax consequences of owning the subscription receipts;

•	any other rights, privileges, restrictions and conditions attaching to the subscription receipts; and

•	any other material terms and conditions of the subscription receipts.

Subscription receipt certificates will be exchangeable for new subscription receipt certificates of different denominations at the office indicated in the prospectus supplement. Prior to the exchange of their subscription receipts, holders of subscription receipts will not have any of the rights of holders of the securities subject to the subscription receipts.

Under the subscription receipt agreement, a Canadian purchaser of subscription receipts will have a contractual right of rescission following the issuance of common shares, preference shares or warrants, as the case may be, to such purchaser, entitling the purchaser to receive the amount paid for the subscription receipts upon surrender of the common shares, preference shares or warrants, as the case may be, if this prospectus, the applicable prospectus supplement, and any amendment thereto, contains a misrepresentation, provided such remedy for rescission is exercised within 180 days of the date the subscription receipts are issued. This right of rescission does not extend to holders of subscription receipts who acquire such subscription receipts from an initial purchaser, on the open market or otherwise, or to initial purchasers who acquire subscription receipts in the United States.

DESCRIPTION OF UNITS

The following description of the terms of the units sets forth certain general terms and provisions of the units to which any prospectus supplement many relate.  We may issue units comprised of one or more of the other securities described in this prospectus in any combination.  Each unit will be issued so that the holder of the unit is also the holder of each Security included in the unit.  Thus, the holder of a unit will have the rights and obligations of a holder of each included Security.  The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any units.  The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO HEREIN IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE CODE, (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY US OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN AND (C) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The applicable prospectus supplement may describe certain U.S. federal income tax considerations generally applicable to the purchase, holding and disposition of the securities by an investor who is a U.S. Holder (as defined below), including, to the extent applicable, certain U.S. federal income tax rules pertaining to capital gains and ordinary income treatment, original issue discount, whether or not we will be considered a passive foreign investment company (and if so, the tax consequences to a United States shareholder), backup withholding and the foreign tax credit, and certain U.S. federal income tax consequences relating to securities payable in a currency other than U.S. dollars or containing early redemption provisions or other special terms.

The following discussion is a general summary of certain material U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership, and disposition of common shares and preference shares (the common shares and preference shares being collectively referred to as the “shares”), warrants and units acquired pursuant to this document.

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of shares or warrants acquired pursuant to this offering that is any of the following for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S. or someone treated as a U.S. citizen or resident for U.S. federal income tax purposes;

•
a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia or otherwise considered a U.S. domestic corporation for U.S. federal income tax purposes;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•
a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

For purposes of this summary, a “non-U.S. Holder” is a beneficial owner of shares or warrants that is not a U.S. Holder.  This summary does not address the U.S. federal income tax consequences relevant to non-U.S. Holders arising from and relating to the acquisition, ownership, and disposition of shares or warrants.

This summary is for general information purposes only and does not purport to be a complete discussion of all of the potential U.S. federal income tax considerations that may be relevant to a U.S. Holder arising from and relating to the acquisition, ownership, and disposition of shares or warrants. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including specific tax consequences to a U.S. Holder under an applicable tax treaty.  Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder.  This summary does not address the U.S. federal alternative minimum tax, U.S. federal estate and gift tax, U.S. state and local tax, and foreign tax consequences relating to U.S. Holders regarding the acquisition, ownership and disposition of shares or warrants.  Each prospective U.S. Holder should consult its own tax advisor regarding the U.S. federal tax, U.S. federal alternative minimum tax, U.S. federal estate and gift tax, U.S. state and local tax, and foreign tax consequences to U.S. Holders relating to the acquisition, ownership, and disposition of shares or warrants.

No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the “IRS”) or any other federal, state or local agency has been requested, or will be obtained, regarding any of the tax issues affecting the Company or its U.S. Holders.  This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary.  In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the conclusions described in this summary.

This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code by the U.S. Treasury Department (whether final, temporary, or proposed, the “Treasury Regulations”), published rulings of the IRS, published administrative interpretations and official pronouncements by the IRS, and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this document.  Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis which could affect the U.S. federal income tax considerations described in this summary.  This summary also does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including, but not limited to, the following:  (a) U.S. Holders that are qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) U.S. Holders that are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) U.S. Holders that are broker-dealers, dealers, or traders in securities; (d) U.S. Holders that have a “functional currency” other than the U.S. dollar; (e) U.S. Holders that own shares or warrants as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) U.S. Holders that acquired shares or warrants in connection with the exercise of employee stock options or otherwise as compensation for services; (g) U.S. Holders that hold shares or warrants other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); or (h) U.S. Holders that own or have owned (directly, indirectly, or by attribution) 10% or more of the total combined voting power of the outstanding shares of the Company.  This summary also does not address the U.S. federal income tax considerations applicable to U.S. Holders who are: (a) U.S. expatriates or former long-term residents of the U.S.; (b) persons that have been, are, or will be residents or deemed to be residents in Canada for purposes of the Income Tax Act (Canada) (the “Tax Act”); (c) persons that use or hold, will use or hold, or that are or will be deemed to use or hold shares or warrants in connection with carrying on a business in Canada; (d) persons whose shares or warrants constitute “taxable Canadian property” under the Tax Act; or (e) persons that have a permanent establishment in Canada for the purposes of the Canada-U.S. Tax Convention.  U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders described immediately above, should consult their own tax advisor regarding the U.S. federal income tax, U.S. federal alternative minimum tax, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences relating to the acquisition, ownership and disposition of shares or warrants.

If an entity or arrangement that is treated as a partnership (or other “pass-through” entity) for U.S. federal income tax purposes holds shares or warrants, the U.S. federal income tax consequences to such beneficial owner generally will depend on the activities of the partnership and the status of such partner.  This summary does not address the tax consequences to any such beneficial owner. A U.S. Holder of shares or warrants that is a partnership and partners in such partnership should consult their own tax advisors regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership, and disposition of shares or warrants.

THIS SUMMARY OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. EACH HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS WITH RESPECT TO ITS PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY FOREIGN, STATE OR LOCAL JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Allocation of Purchase Price and Characterization of a Unit

The applicable prospectus supplement will describe the terms of any units.  For purposes of this summary, it is assumed a unit will be comprised of a common share and a warrant to purchase common shares.  If the components of a unit are immediately separable, the purchaser of a unit generally will be treated, for U.S. federal income tax purposes, as the owner of the underlying share and warrant components of the unit. However, there is no authority addressing the treatment, for U.S. federal income tax purposes, of securities with terms substantially the same as the units, and, therefore, that treatment is not entirely clear. Each such unit should be treated for U.S. federal income tax purposes as an investment unit consisting of one share and one warrant to purchase one share. For U.S. federal income tax purposes, each purchaser of such a unit generally must allocate the purchase price of a unit between the share and the warrant that comprise the unit based on the relative fair market value of each at the time of issuance. The price allocated to each share and the warrant generally will be the holder’s tax basis in such share or warrant, as the case may be.

The foregoing description of a holder’s purchase price allocation is not binding on the IRS or the courts. Because there are no authorities that directly address instruments that are similar to the units, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each holder is advised to consult its own tax advisor regarding the risks associated with an investment in a unit (including alternative characterizations of a unit) and regarding an allocation of the purchase price between the share and the warrant that comprise a unit. The balance of this discussion assumes that the characterization of the units described above is respected for U.S. federal income tax purposes.

Passive Foreign Investment Company Considerations

Special, generally unfavorable, U.S. federal income tax rules apply to the ownership and disposition of the stock or warrants of a passive foreign investment company, or PFIC. As discussed below, however, a U.S. Holder of our shares (but not our warrants) may be able to mitigate these consequences by making a timely and effective election to treat the Company as a QEF or by making a timely and effective mark-to-market election with respect to its common shares.

For U.S. federal income tax purposes, a foreign corporation is classified as a PFIC for each taxable year in which, applying the relevant look-through rules, either:

•	at least 75% of its gross income for the taxable year consists of specified types of “passive” income (referred to as the “income test”); or

•
at least 50% of the average value of its assets during the taxable year is attributable to certain types of assets that produce passive income or are held for the production of passive income (referred to as the “asset test”).

For purposes of the income and asset tests, if a foreign corporation owns directly or indirectly at least 25% (by value) of the stock of another corporation, that foreign corporation will be treated as if it held its proportionate share of the assets of the other corporation and received its proportionate share of the income of that other corporation. Also, for purposes of the income and asset tests, passive income does not include any income that is an interest, dividend, rent or royalty payment if it is received or accrued from a related person to the extent that amount is properly allocable to the active income of the related person. Under applicable attribution rules, if the Company is a PFIC, U.S. Holders of shares will be treated as holding stock of the Company’s subsidiaries that are PFICs in certain circumstances. In these circumstances, certain dispositions of, and distributions on, stock of such subsidiaries may have consequences for U.S. Holders under the PFIC rules.

Although the matter is not free from doubt, we believe that we were not a PFIC during our 2013 taxable year and may not be a PFIC during our 2014 taxable year. Because PFIC status is based on our income, assets and activities for the entire taxable year, and our market capitalization, it is not possible to determine whether we will be characterized as a PFIC for the 2014 taxable year until after the close of the taxable year. The tests for determining PFIC status are subject to a number of uncertainties. These tests are applied annually, and it is difficult to accurately predict future income, assets and activities relevant to this determination. In addition, because the market price of our common shares is likely to fluctuate, the market price may affect the determination of whether we will be considered a PFIC. There can be no assurance that we will not be considered a PFIC for any taxable year (including our 2014 taxable year). Absent one of the elections described below, if we are a PFIC for any taxable year during which a U.S. Holder holds our shares, we generally will continue to be treated as a PFIC subject to the regime described below with respect to such U.S. Holder, regardless of whether we cease to meet the PFIC tests in one or more subsequent years. Accordingly, no assurance can be given that we will not constitute a PFIC in the current (or any future) tax year or that the IRS will not challenge any determination made by us concerning our PFIC status.

If we are a PFIC, the U.S. federal income tax consequences to a U.S. Holder of the ownership and disposition of our shares will depend on whether such U.S. Holder makes a QEF or mark-to-market election. Unless otherwise provided by the IRS, a U.S. Holder of our shares is generally required to file an informational return annually to report its ownership interest in the PFIC during any year in which we are a PFIC.

U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISERS ABOUT THE PFIC RULES, THE POTENTIAL APPLICABILITY OF THESE RULES TO THE COMPANY CURRENTLY AND IN THE FUTURE, AND THEIR FILING OBLIGATIONS IF THE COMPANY IS A PFIC.

The “No Election” Alternative – Taxation of Excess Distributions

If we are classified as a PFIC for any year during which a U.S. Holder has held shares or warrants and, in the case of our shares, that U.S. Holder has not made a QEF Election or a mark-to-market election, special rules may subject that U.S. Holder to increased tax liability, including loss of favorable capital gains rates and the imposition of an interest charge upon the sale or other disposition of the shares or warrants or upon the receipt of any excess distribution (as defined below). Under these rules:

•	the gain, if any, realized on such disposition will be allocated ratably over the U.S. Holder’s holding period;

•	the amount of gain allocated to the current taxable year and any year prior to the first year in which we are a PFIC will be taxed as ordinary income in the current year;

•	the amount of gain allocated to each of the other taxable years will be subject to tax at the highest ordinary income tax rate in effect for that year; and

•	an interest charge for the deemed deferral benefit will be imposed with respect to the resulting tax attributable to each of the other taxable years.

These rules will continue to apply to the U.S. Holder even after we cease to meet the definition of a PFIC, unless the U.S. Holder elects to be treated as having sold our shares on the last day of the last taxable year in which we qualified as a PFIC.

An “excess distribution,” in general, is any distribution on shares received in a taxable year by a U.S. Holder that is greater than 125% of the average annual distributions received by that U.S. Holder in the three preceding taxable years or, if shorter, that U.S. Holder’s holding period for shares.

Any portion of a distribution paid to a U.S. Holder that does not constitute an excess distribution will be treated as ordinary dividend income to the extent of our current and accumulated earnings and profits (as computed for U.S. federal income tax purposes). Such dividends generally will not qualify for the dividends-received deduction otherwise available to U.S. corporations. Any amounts treated as dividends paid by a PFIC generally will not constitute “qualified dividend income” within the meaning of Section 1(h)(11) of the Code and will, therefore, not be eligible for the preferential 20% rate for such income generally in effect under current law. Any such amounts in excess of our current and accumulated earnings and profits will be applied against the U.S. Holder’s tax basis in the shares and, to the extent in excess of such tax basis, will be treated as gain from a sale or exchange of such shares. It is possible that any such gain may be treated as an excess distribution.  (See “Additional Considerations – Additional Tax on Passive Income” below).

The QEF Election Alternative

A U.S. Holder of shares (but not warrants) who elects (an “Electing U.S. Holder”) in a timely manner to treat us as a QEF would generally include in gross income (and be subject to current U.S. federal income tax on) its pro rata share of the Company’s (a) ordinary earnings, as ordinary income, and (b) net capital gains, as long-term capital gain. An Electing U.S. Holder will generally be subject to U.S. federal income tax on such amounts for each taxable year in which we are classified as a PFIC, regardless of whether such amounts are actually distributed to the Electing U.S. Holder. An Electing U.S. Holder may further elect, in any given taxable year, to defer payment of U.S. federal income tax on such amounts, subject to certain limitations. However, if deferred, the taxes will be subject to an interest charge.

A U.S. Holder may not make a QEF election with respect to its warrants to acquire our shares. As a result, if a U.S. Holder sells or otherwise disposes of such warrants (other than upon exercise of such warrants), any gain recognized generally will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if we were a PFIC at any time during the period the U.S. Holder held the warrants. If a U.S. Holder that exercises such warrants properly makes a QEF election with respect to the newly acquired shares (or has previously made a QEF election with respect to our shares), the QEF election will apply to the newly acquired shares, but the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired shares (which generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the warrants), unless the U.S. Holder makes a purging election under the PFIC rules. The purging election creates a deemed sale of such shares at their fair market value. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will have a new basis and holding period in the shares acquired upon the exercise of the warrants for purposes of the PFIC rules.

A U.S. Holder may make a QEF Election only if the Company furnishes the U.S. Holder with certain tax information. If the Company should determine that it is a PFIC, it is anticipated that it will attempt to timely and accurately disclose such information to its U.S. Holders and provide U.S. Holders with information reasonably required to make such election.

A U.S. Holder that makes a QEF Election with respect to the Company generally (a) may receive a tax-free distribution from the Company to the extent that such distribution represents “earnings and profits” of the Company that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust the U.S. Holder’s tax basis in his, her or its shares to reflect the amount included in income (resulting in an increase in basis) or allowed as a tax-free distribution (resulting in a decrease in basis) because of the QEF Election.

Similarly, if any of our non-U.S. subsidiaries were classified as PFICs, a U.S. Holder that makes a timely QEF Election with respect to any of our subsidiaries would be subject to the QEF rules as described above with respect to the Holder’s pro rata share of the ordinary earnings and net capital gains of any of our subsidiaries. Our earnings (or earnings of any of our subsidiaries) attributable to distributions from any of our subsidiaries that had previously been included in the income of an Electing U.S. Holder under the QEF rules would generally not be taxed to the Electing U.S. Holder again.

Upon the sale or other disposition of shares, an Electing U.S. Holder who makes a QEF Election for the first taxable year in which he owns shares will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the net amount realized on the disposition and the U.S. Holder’s adjusted tax basis in the shares. Such gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the shares is more than one year, otherwise it will be short-term capital gain or loss. The deductibility of capital losses is subject to certain limitations. A U.S. Holder’s gain realized upon the disposition of shares generally will be treated as U.S. source income, and losses from the disposition generally will be allocated to reduce U.S. source income.

A QEF Election must be made in a timely manner as specified in applicable Treasury Regulations. Generally, the QEF Election must be made by filing the appropriate QEF election documents at the time such U.S. Holder timely files its U.S. federal income tax return for the first taxable year of the Company during which it was, at any time, a PFIC.

Each U.S. Holder should consult its own tax advisor regarding the availability of, procedure for making, and consequences of a QEF Election with respect to the Company.

Mark-to-Market Election Alternative

Assuming that our common shares are treated as marketable stock (as defined for these purposes), a U.S. Holder that does not make a QEF Election may avoid the application of the excess distribution rules, at least in part, by electing to mark the common shares to market annually. Consequently, the U.S. Holder will generally recognize as ordinary income or loss each year an amount equal to the difference as of the close of the taxable year between the fair market value of its common shares and the U.S. Holder’s adjusted tax basis in the common shares. Any mark-to-market loss is treated as an ordinary deduction, but only to the extent of the net mark-to-market gain that the Holder has included pursuant to the election in prior tax years. Any gain on a disposition of our common shares by an electing U.S. Holder would be treated as ordinary income. The electing U.S. Holder’s basis in its common shares would be adjusted to reflect any of these income or loss amounts. Currently, a mark-to-market election may not be made with respect to warrants. We do not anticipate that the preference shares will be treated as marketable stock for these purposes.

For purposes of making this election, stock of a foreign corporation is “marketable” if it is “regularly traded” on certain “qualified exchanges”. Under applicable Treasury Regulations, a “qualified exchange” includes a national securities exchange that is registered with the SEC or the national market system established pursuant to Section 11A of the U.S. Exchange Act, and certain foreign securities exchanges. Currently, our common shares are traded on a “qualified exchange”. Under applicable Treasury Regulations, PFIC stock traded on a qualified exchange is “regularly traded” on such exchange for any calendar year during which such stock is traded, other than in  de minimis  quantities, on at least 15 days during each calendar quarter. Special rules apply if an election is made after the beginning of the taxpayer’s holding period in PFIC stock.

To the extent available, a mark-to-market election applies to the taxable year in which such mark-to-market election is made and to each subsequent taxable year, unless the Company’s common shares cease to be “marketable stock” or the IRS consents to revocation of such election. In addition, a U.S. Holder that has made a mark-to-market election does not include mark-to-market gains, or deduct mark-to-market losses, for years when the Company ceases to be treated as a PFIC.

The mark-to-market rules generally do not appear to prevent the application of the excess distribution rules in respect of stock of any of our subsidiaries in the event that any of our subsidiaries were considered PFICs. Accordingly, if Intellipharmaceutics and any of our subsidiaries were both considered PFICs and a U.S. Holder made a mark-to-market election with respect to its common shares, the U.S. Holder may remain subject to the excess distribution rules described above with respect to its indirectly owned shares of subsidiary stock.

U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE POSSIBLE APPLICABILITY OF THE PFIC RULES AND THE AVAILABILITY OF, PROCEDURES FOR MAKING, AND CONSEQUENCES OF A QEF ELECTION OR MARK-TO-MARKET ELECTION WITH RESPECT TO THE COMPANY’S SHARES.

Ownership and Disposition of Shares and Warrants to the Extent that the PFIC Rules do not Apply

Distributions on Shares

A U.S. Holder that receives a distribution, including a constructive distribution, with respect to a share will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated “earnings and profits” of the Company, as computed for U.S. federal income tax purposes. To the extent that a distribution exceeds the current and accumulated “earnings and profits” of the Company, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the shares and thereafter as gain from the sale or exchange of such shares. (See “Sale or Other Taxable Disposition of Shares” below). However, the Company may not maintain the calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder should (unless advised to the contrary) therefore assume that any distribution by the Company with respect to the shares will constitute ordinary dividend income. Dividends received on shares generally will not be eligible for the “dividends received deduction”. The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the application of such rules.

The terms of a warrant may provide for an adjustment to the number of shares for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. However, the U.S. Holders of the warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares that would be obtained upon exercise) as a result of a distribution of cash to the holders of our shares which is taxable to the U.S. Holders of such shares as described under “Distributions on Shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the warrants received a cash distribution from us equal to the fair market value of such increased interest.

Sale or Other Taxable Disposition of Shares

Upon the sale or other taxable disposition of common shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the U.S. dollar value of cash received plus the fair market value of any property received and such U.S. Holder’s tax basis in such shares sold or otherwise disposed of. A U.S. Holder’s tax basis in shares generally will be such Holder’s U.S. dollar cost for such shares.

Gain or loss recognized on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the shares have been held for more than one year. The long-term capital gains realized by non-corporate U.S. Holders are generally subject to a lower marginal U.S. federal income tax rate than ordinary income other than qualified dividend income, as defined above. Currently, the maximum rate on long-term capital gains is 20%, although the actual rates may be higher due to the phase out of certain tax deductions, exemptions and credits. However, given the uncertain economic conditions in the United States and the size of the federal deficit, tax rates are subject to change and prospective U.S. Holders should consult their tax advisors. The deductibility of losses may be subject to limitations.  (See “Additional Considerations – Additional Tax on Passive Income” below).

Warrants

Generally, no U.S. federal income tax will be imposed upon the U.S. Holder of a warrant upon exercise of such warrant to acquire our shares. A U.S. Holder’s tax basis in a warrant will generally be the amount of the purchase price that is allocated to the warrant. Upon exercise of a warrant, the tax basis of the new shares would be equal to the sum of the tax basis of the warrants in the hands of the U.S. Holder plus the exercise price paid, and the holding period of the new shares would begin on the date that the warrants are exercised. If a warrant lapses without exercise, the U.S. Holder will generally realize a capital loss equal to its tax basis in the warrant. Prospective U.S. Holders should consult their tax advisors regarding the tax consequences of acquiring, holding and disposing of warrants.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s basis in the shares received would equal the U.S. holder’s basis in the warrant. If the cashless exercise were treated as not being a gain realization event, a U.S. Holder’s holding period in the shares would be treated as commencing on the date following the date of exercise of the warrant. If the cashless exercise were treated as a recapitalization, the holding period of the shares would include the holding period of the warrant. It is also possible that a cashless exercise could be treated as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered warrants equal to the number of shares having a value equal to the exercise price for the total number of warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the shares represented by the warrants deemed surrendered and the U.S. Holder’s tax basis in the warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the shares received would equal the sum of the fair market value of the shares represented by the warrants deemed surrendered and the U.S. Holder’s tax basis in the warrants exercised. A U.S. Holder’s holding period for the shares would commence on the date following the date of exercise of the warrant. Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Additional Considerations

Tax-Exempt Investors

Special considerations apply to U.S. persons that are pension plans and other investors that are subject to tax only on their unrelated business taxable income. Such a tax-exempt investor’s income from an investment in our shares or warrants generally will not be treated as resulting in unrelated business taxable income under current law, so long as such investor’s acquisition of shares or warrants is not debt-financed. Tax-exempt investors should consult their own tax advisors regarding an investment in our shares or warrants.

Additional Tax on Passive Income

Certain individuals, estates and trusts whose income exceeds certain thresholds will generally be required to pay a 3.8% net investment income tax on the lesser of (1) the U.S. Holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. Holder’s modified gross income for the taxable year over a certain threshold (which, in the case of individuals, will generally be between $125,000 and $250,000 depending on the individual’s circumstances). A U.S. Holder’s “net investment income” may generally include, among other items, certain interest, dividends, gain, and other types of income from investments, minus the allowable deductions that are properly allocable to that gross income or net gain. U.S. Holders are urged to consult with their own tax advisors regarding the effect, if any, of this tax on their ownership and disposition of shares or warrants.

Receipt of Foreign Currency

The amount of any distribution paid to a U.S. Holder in foreign currency, or on the sale, exchange or other taxable disposition of shares or warrants, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). A U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt.  Any U.S. Holder who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Each U.S. Holder should consult its own U.S. tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

Subject to the PFIC rules discussed above, a U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income subject to U.S. federal income tax. This election is made on a year-by-year basis and generally applies to all foreign taxes paid (whether directly or through withholding) or accrued by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source”. Generally, dividends paid by a foreign corporation should be treated as foreign source for this purpose, and gains recognized on the sale of stock of a foreign corporation by a U.S. Holder should generally be treated as U.S. source for this purpose, except as otherwise provided in an applicable income tax treaty or if an election is properly made under the Code. However, the amount of a distribution with respect to the shares that is treated as a “dividend” may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, resulting in a reduced foreign tax credit allowance to a U.S. Holder. In addition, this limitation is calculated separately with respect to specific categories of income. The foreign tax credit rules are complex, and each U.S. Holder should consult its own U.S. tax advisor regarding the foreign tax credit rules.

Payments to Foreign Financial Institutions After 2013.

The Hiring Incentives to Restore Employment Act of March 2010, or the HIRE Act, including the Foreign Account Tax Compliance Act, or FATCA, provisions promulgated thereunder, generally provides that, beginning July 1, 2014, a 30% withholding tax may be imposed on payments of U.S. source income and proceeds from the sale of property that could give rise to U.S. source interest or dividends to certain non-U.S. entities unless such entities enter into an agreement with the IRS to disclose the name, address and taxpayer identification number of certain U.S. persons that own, directly or indirectly, interests in such entities, as well as certain other information relating to such interests. U.S. Holders are encouraged to consult with their own tax advisors regarding the possible implications and obligations of FATCA and the HIRE Act.

Information Reporting

In general, U.S. Holders of shares are subject to certain information reporting under the Code relating to their purchase and/or ownership of stock of a foreign corporation such as the Company. Failure to comply with these information reporting requirements may result in substantial penalties.

For example, recently enacted legislation generally requires certain individuals who are U.S. Holders to file Form 8938 to report the ownership of specified foreign financial assets if the total value of those assets exceeds an applicable threshold amount (subject to certain exceptions). For these purposes, a specified foreign financial asset includes not only a financial account (as defined for these purposes) maintained by a foreign financial institution, but also any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a foreign entity, provided that the asset is not held in an account maintained by a financial institution. The minimum applicable threshold amount is generally $50,000 in the aggregate, but this threshold amount varies depending on whether the individual lives in the U.S., is married, files a joint income tax return with his or her spouse, etc. Certain domestic entities that are U.S. Holders may also be required to file Form 8938 in the near future. U.S. Holders are urged to consult with their tax advisors regarding their reporting obligations, including the requirement to file IRS Form 8938.

In addition, in certain circumstances, a U.S. Holder of shares who disposes of such shares in a transaction resulting in the recognition by such Holder of losses in excess of certain significant threshold amounts may be obligated to disclose its participation in such transaction in accordance with the Treasury Regulations governing tax shelters and other potentially tax-motivated transactions or tax shelter regulations. Potential purchasers of shares should consult their tax advisors concerning any possible disclosure obligation under the tax shelter rules with respect to the disposition of their shares.

Backup Withholding

Generally, information reporting requirements will apply to distributions on our shares or proceeds on the disposition of our shares or warrants paid within the U.S. (and, in certain cases, outside the U.S.) to U.S. Holders.  Such payments will generally be subject to backup withholding tax at the rate of 28% if: (a) a U.S. Holder fails to furnish such U.S.  Holder’s correct U.S. taxpayer identification number to the payor (generally on Form W-9), as required by the Code and Treasury Regulations, (b) the IRS notifies the payor that the U.S. Holder’s taxpayer identification number is incorrect, (c) a U.S. Holder is notified by the IRS that it has previously failed to properly report interest and dividend income, or (d) a U.S. Holder fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number. However, certain exempt persons generally are excluded from these information reporting and backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner. Each U.S. Holder should consult its own tax advisor regarding the backup withholding rules.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

Taxation

The following summary describes the principal Canadian federal income tax considerations generally applicable to a holder of the Company’s common shares who, for purposes of the Income Tax Act (Canada) (the “Canadian Tax Act”) and the Canada – United States Income Tax Convention (the “Treaty”) and at all relevant times, is resident in the United States and was not and is not resident in Canada nor deemed to be resident in Canada, deals at arm’s length and is not affiliated with the Company, holds the Company’s common shares as capital property, does not use or hold and is not deemed to use or hold the Company’s common shares in or in the course of carrying on business in Canada and who otherwise qualifies for the full benefit of the Treaty (a “United States Holder”).  Special rules which are not discussed in this summary may apply to a United States Holder that is a financial institution, as defined in the Canadian Tax Act, or an insurer whom the Company’s common shares are designed as insurance property.

The 2014 Canadian Federal Budget released on February 11, 2014 contained an indication that the Canadian Federal Government intended to publish, for consultation, rules it would propose to implement with respect to treaty shopping. These proposed rules were not published as of May 7, 2014 and are not discussed herein. United States Holders should consult their own tax advisors with respect to the potential application of these rules to their particular circumstance.

This following summary is based on the current provisions of the Treaty, the Canadian Tax Act and the regulations thereunder, all specific proposals to amend the Canadian Tax Act and the regulations announced by the Minister of Finance (Canada) prior to the date hereof and the Company’s understanding of the administrative practices published in writing by the Canada Revenue Agency prior to the date hereof.  This summary does not take into account or anticipate any other changes in the governing law, whether by judicial, governmental or legislative decision or action, nor does it take into account the tax legislation or considerations of any province, territory or non-Canadian (including U.S.) jurisdiction, which legislation or considerations may differ significantly from those described herein.

All amounts relevant in computing a United States Holder’s liability under the Canadian Tax Act are to be computed in Canadian currency based on the relevant exchange rate applicable thereto.

This summary is of a general nature only and is not intended to be, and should not be interpreted as legal or tax advice to any prospective purchaser or holder of the Company’s common shares and no representation with respect to the Canadian federal income tax consequences to any such prospective purchaser is made.  Accordingly, prospective purchasers and holders of the Company’s shares should consult their own tax advisors with respect to their particular circumstances.

Dividends on the Company’s Common Shares

Generally, dividends paid or credited by Canadian corporations to non-resident shareholders are subject to a withholding tax of 25% of the gross amount of such dividends.  Pursuant to the Treaty, the withholding tax rate on the gross amount of dividends paid or credited to United States Holders is reduced to 15% or, in the case of a United States Holder that is a U.S. corporation that beneficially owns at least 10% of the voting stock of the Canadian corporation paying the dividends, to 5% of the gross amount of such dividends.

Pursuant to the Treaty, certain tax-exempt entities that are United States Holders may be exempt from Canadian withholding taxes, including any withholding tax levied in respect of dividends received on the Company’s common shares.

Disposition of the Company’s Common Shares

In general, a United States Holder will not be subject to Canadian income tax on capital gains arising on the disposition of the Company’s common shares, unless such shares are “taxable Canadian property” within the meaning of the Canadian Tax Act.  Generally, the shares of a corporation resident in Canada will not be taxable Canadian property of a United States Holder at the time of disposition unless at any time during the 60-month period immediately preceding the disposition, more than 50% of the value of the Company’s common shares was derived directly or indirectly from properties that are “real or immovable properties”, “Canadian resource properties”, or “timber resource properties”, within the meaning of the Canadian Tax Act.  The value of the Company’s common shares is not now, and is not expected to be in the future, derived more than 50% from any of these properties.  Consequently, any gain realized by a United States Holder upon the disposition of the Company’s common shares should be exempt from tax under the Canadian Tax Act.

EXPERTS

The consolidated financial statements incorporated by reference in this prospectus, from our Annual Report on Form 20-F, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report incorporated herein by reference (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph relating to the conditions and events that raise substantial doubt on the Company’s ability to continue as a going concern). Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL PROCEEDINGS

From time to time we may be exposed to claims and legal actions in the normal course of business, including those which we may initiate. As of the date of this prospectus, we are not aware of any pending or threatened litigation claims outstanding.

Pursuant to an arrangement agreement between Vasogen and Cervus LP, or Cervus, dated August 14, 2009, or the Cervus Agreement, Vasogen and a Vasogen subsidiary, or New Vasogen, entered into an indemnity agreement, or the Indemnity Agreement, which became an obligation of the Company as of October 22, 2009. The Indemnity Agreement is designed to provide Cervus with indemnification for claims relating to Vasogen’s and New Vasogen’s business that are brought against Cervus in the future, subject to certain conditions and limitations. The Company's obligations under the Indemnity Agreement relating to the Tax pools defined in the Indemnity Agreement are limited to an aggregate of C$1,455,000 with a threshold amount of C$50,000 before there is an obligation to make a compensation payment. The Company does not presently expect to have to pay any amount under the Indemnity Agreement.

LEGAL MATTERS

The legality of the securities offered hereby will be passed upon for us by John Allport.  Mr. Allport currently holds the positions of Vice-President, Legal Affairs and Licensing, Director of the Company and acting general counsel.

Certain legal matters relating to the offering of securities hereunder will be passed upon on behalf of the Company by Gowling Lafleur Henderson LLP with respect to Canadian legal matters. At the date hereof, the partners and associates of Gowling Lafleur Henderson LLP, as a group, beneficially own, directly or indirectly, less than one per cent of any outstanding securities of the Company or any associate or affiliate of the Company.

TRANSFER AGENT AND REGISTRAR

Our Canadian transfer agent and registrar is CST Trust Company, 320 Bay Street, 3rd Floor, Toronto, Ontario, Canada M5H 4A6. Our United States co-transfer agent and registrar is American Stock Transfer & Trust Co. LLC, 59 Maiden Lane, Plaza Level, New York, NY 10038.

PURCHASERS’ STATUTORY RIGHTS

Unless provided otherwise in a prospectus supplement, the following is a description of a purchaser’s statutory rights.  Securities legislation in several of the provinces and territories of Canada provides purchasers with the right to withdraw from an agreement to purchase securities.  This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces and territories, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, revision of the price, or damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission, revision of the price, or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the province or territory in which the purchaser resides. The purchaser should refer to any applicable provisions of the securities legislation of the province or territory in which the purchaser resides for the particulars of these rights or consult with a legal advisor.

Original Canadian purchasers of subscription receipts or warrants which are convertible into other securities of the Company will have a contractual right of rescission against the Company in respect of the conversion, exchange or exercise of such subscription receipts or warrants.  The contractual right of rescission will entitle such original purchasers to receive the amount paid upon conversion, exchange or exercise, upon surrender of the underlying securities gained thereby, in the event that this prospectus (as amended) contains a misrepresentation, provided that: (i) the conversion, exchange or exercise takes place within 180 days of the date of the purchase of the convertible, exchangeable or exercisable security under this prospectus; and (ii) the right of rescission is exercised within 180 days of the date of the purchase of the convertible, exchangeable or exercisable security under this prospectus.  This contractual right of rescission will be consistent with the statutory right of rescission described under section 130 of the Securities Act (Ontario), and is in addition to any other right or remedy available to original purchasers under section 130 the Securities Act (Ontario) or otherwise at law.  Original purchasers are further advised that in certain provinces and territories the statutory right of action for damages in connection with a prospectus misrepresentation is limited to the amount paid for the convertible, exchangeable or exercisable security that was purchased under a prospectus, and therefore a further payment at the time of conversion, exchange or exercise may not be recoverable in a statutory action for damages.  The purchaser should refer to any applicable provisions of the securities legislation of the province or territory in which the purchaser resides for the particulars of these rights, or consult with a legal advisor.

ENFORCEMENT OF CERTAIN CIVIL LIABILITIES

The Company is incorporated under the laws of Ontario, Canada and its principal place of business is in Canada.  Most of the Company’s directors and officers, and some of the experts named in this prospectus, are residents of Canada, and all or a substantial portion of their assets, and a substantial portion of the Company’s assets, are located outside the United States.  The Company has appointed an agent for service of process in the United States but it may be difficult for holders of securities who reside in the United States to effect service within the United States upon the Company or those directors, officers and experts who are not residents of the United States.  Investors should not assume that a Canadian court would enforce a judgment of a U.S. court obtained in an action against the Company or such other persons predicated on the civil liability provisions of the U.S. federal securities laws or the securities or “blue sky” laws of any state within the United States or would enforce, in original   actions, liabilities against the Company or such persons predicated on the U.S. federal securities laws or any such state securities or “blue sky” laws.  The Company’s Canadian counsel has advised the Company that a monetary judgment of a U.S. court predicated solely upon the civil liability provisions of U.S. federal securities laws would likely be enforceable in Canada if the U.S. court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes.  The Company cannot provide assurance that this will be the case.  It is less certain that an action could be brought in Canada in the first instance on the basis of liability predicated solely upon such laws.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement of which this prospectus forms a part: the documents set out under the heading “Documents Incorporated by Reference”; the consents of the auditor and legal counsel and the powers of attorney from the directors and certain officers of the Company.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR U.S. SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the U.S. Securities Act and is therefore unenforceable.

SHORT FORM BASE SHELF PROSPECTUS

INTELLIPHARMACEUTICS INTERNATIONAL INC.

U.S.$100,000,000

Common Shares
Preference Shares
Warrants
Subscription Receipts
Units

June 4, 2014